Exhibit 4.22

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
among
VISIONCHINA MEDIA INC.
VISION BEST LIMITED
DIGITAL VALUE HOLDINGS LIMITED
DIGITAL MEDIA GROUP COMPANY LIMITED
and
THE SHAREHOLDER REPRESENTATIVE
Dated as of November 16, 2009

i

ii

iii

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER
          This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of November 16, 2009, among VisionChina Media Inc., a company organized under the laws of the Cayman Islands (“VisionChina”), Vision Best Limited, a company organized under the laws of the British Virgin Islands (the “BVI”) and an indirect wholly-owned subsidiary of VisionChina (“Vision Best”), Digital Value Holdings Limited, a company organized under the laws of the BVI and an direct wholly-owned subsidiary of Vision Best (“Digital Value”), Digital Media Group Company Limited, a company organized under the laws of the BVI (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Shareholder Representative”), solely in its capacity as the Shareholder Representative, and amends and restated that prior Agreement and Plan of Merger, dated as of October 15, 2009, among VisionChina, Vision Best, Digital Value and the Company (the “Prior Agreement”). The Prior Agreement is hereby superseded in its entirety. Unless otherwise expressly indicated herein, references to “the date of this Agreement,” “the date hereof” and terms of similar import shall refer to the date of the Prior Agreement.
          WHEREAS, the boards of directors of Digital Value and the Company have both approved the merger (the “Merger”) of Digital Value with and into the Company (each of Digital Value and the Company hereinafter sometimes referred to as the “Constituent Companies”), upon the terms and subject to the conditions set forth herein and in accordance with the BVI Business Companies Act, 2004, as amended (the “Act”), which Merger will result in, among other things, the Company being the surviving corporation;
          WHEREAS, the parties hereto have considered a written plan of merger in the form attached hereto as Appendix A specifying certain details of the Merger as required under Section 170(2) of the Act (the “Plan of Merger”), and the articles of merger in the form attached hereto as Appendix B specifying certain details of the Merger as required under Section 171 of the Act (the “Articles of Merger”);
          WHEREAS, it is proposed that upon the completion of the Merger, the existing memorandum and articles of association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the amended and restated memorandum and articles of association in the form attached hereto as Appendix C (the “Amended and Restated M&A”); and
          WHEREAS, the boards of directors of Digital Value and the Company have each (i) approved and declared the Plan of Merger advisable upon the terms and subject to the conditions set forth in this Agreement and (ii) recommended the authorization of the Plan of Merger by resolutions of the shareholders of Digital Value and the Company, as applicable.
          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER
          Section 1.1. Shareholder Approvals. Each of the parties undertakes and agrees as follows:
          (a) The Company shall cause and procure that on or before the Closing Date:
     (i) the Merger, the Plan of Merger, the Articles of Merger and the adoption of the Amended and Restated M&A shall be authorized by a resolution or written consent of members of the Company, duly passed in accordance with the Articles of Association of the Company and the Act;
     (ii) the members of the Company shall pass a resolution that, at the Effective Time (as defined below), the existing memorandum and articles of association of the Company, as the Surviving Corporation, shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated M&A; and
     (iii) the holders of the Preference Shares of the Company shall pass a Preference Shareholders Resolution (as defined in the Articles of Association of the Company) to approve the Merger, the Plan of Merger, the Articles of Merger and the adoption of the Amended and Restated M&A, in accordance with Article 57 of the Articles of Association of the Company. The approvals of the members of the Company required pursuant to this Section 1.1(a) are referred to herein collectively, as the “Requisite Shareholder Approvals.”
          (b) Digital Value and VisionChina shall cause and procure that on or prior to the date of this Agreement, the Plan of Merger shall be authorized by a resolution of members of every class of shares of Digital Value, duly passed in accordance with the Articles of Association of Digital Value and the Act (and for the purposes thereof a copy of the Plan of Merger shall be given to each such member, whether or not entitled to vote on or consent to the Plan of Merger, together with notice of any meeting of such members to be held).
          (c) Following approval of the Plan of Merger, the Articles of Merger and the Amended and Restated M&A by the members of each Constituent Company, the Articles of Merger shall be executed by each Constituent Company.
          (d) Within 20 days immediately following the date on which the vote of members of the Company authorizing the Plan of Merger is taken, or the date on which written consent of members of the Company without a meeting is obtained, the Company shall give written notice of such authorization or consent to each member who has given written objection to the Plan of Merger prior to the relevant meeting or who did not consent in writing to the Plan of Merger (as the case may be).
          Section 1.2. The Merger. At the Effective Time and by operation of law under the Act, (a) Digital Value shall be merged with and into the Company, (b) the separate corporate existence of Digital Value shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under the laws of the BVI. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”. The English name of the Surviving Corporation shall be “Digital Media Group Company Limited”.
          Section 1.3. The Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VI, and subject to the provisions of Article V, the closing of the Merger (the “Closing”) will take place on the second Business Day after all the conditions set forth in Article V shall have been satisfied (or waived in accordance therewith) (or at such other date as mutually agreed by the parties hereto (the “Closing Date”)). The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP, ICBC Tower, 35th Floor, 3 Garden Road, Central, Hong Kong or such other place as mutually agreed by the parties hereto.
          Section 1.4. Effective Time. As soon as practicable on or following the Closing Date, the parties shall cause the Articles of Merger executed by each of the Constituent Companies pursuant to Section 1.1(c), together with the resolution of the members of each of the constituent companies to adopt the Amended and Restated M&A, to be filed with the Registrar of Corporate Affairs of the BVI. The Merger shall be effective (the “Effective Time”) on the date and at the time set forth in the Articles of Merger, which shall be January 2, 2010. The certificate of merger issued by the Registrar of Corporate Affairs of the BVI shall be conclusive evidence that the Merger has become effective.
          Section 1.5. Effect of the Merger. Without limiting the foregoing, from and after the Effective Time:
          (a) the Surviving Corporation shall have all rights, privileges, immunities, powers, objects and purposes of each of the Constituent Companies in so far as is consistent with the Amended and Restated M&A;
          (b) all assets of every description, including choses in action and the business of each of the Constituent Companies, shall immediately vest in the Surviving Corporation; and
          (c) the Surviving Corporation shall be liable for all claims, debts, liabilities and obligations of each of the Constituent Companies.
          Section 1.6. Articles of Association. Following the Effective Time, the Amended and Restated M&A shall be the memorandum and articles of association of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the Act.
          Section 1.7. Directors and Officers. On or before the Closing Date, the Company shall deliver to VisionChina in respect of each of the directors and officers of the Company immediately prior to the Effective Time either (i) such director’s or officer’s written resignation, or (ii) a resolution of members of the Company removing such director or officer in accordance with the articles of association of the Company, in each case effective as of the

Effective Time. The directors and officers of Digital Value as of the Effective Time shall be appointed as the directors and officers of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director until their respective successors are duly elected and qualified.
          Section 1.8. Consideration. In accordance with the provisions set out in the Plan of Merger, the Merger shall be effected as follows:
          (a) Immediately prior to the Effective Time, the issued share capital of Digital Value consists of one (1) ordinary share with a par value of US$1.00 per share (the “Digital Value Shares”);
          (b) At the Effective Time, each Digital Value Share will be converted automatically into one (1) validly issued, fully paid and non-assessable ordinary share in the Surviving Corporation; and
          (c) At the Effective Time, each Company Share will be cancelled and converted automatically into the right to receive the Merger Consideration. The holders of the Company Shares (the “DMG Shareholders”) shall cease to have any rights with respect to the original Company Shares, except the right to receive, subject to the terms and conditions set forth in this Agreement, including, without limitation, Article VII, the applicable Merger Consideration to be paid in exchange for such Company Shares.
          (d) The “Merger Consideration” shall in the aggregate equal, and in no event shall exceed, US$160,000,000 (based on the Initial Conversion Price), to be paid as follows:
     (i) VisionChina and/or Vision Best shall pay, or cause to be paid, to the DMG Shareholders who are entitled to receive any Merger Consideration (the “Participating DMG Shareholders”) an aggregate amount equal to US$100,000,000 which shall consist of US$40,000,000 payable in cash (the “Initial Cash Consideration”) and 8,476,013 ordinary shares of VisionChina (the “Initial Share Consideration” and, together with the Initial Cash Consideration, the “Initial Consideration”). Subject to Section 1.9, the Initial Cash Consideration and the Initial Share Consideration shall be paid, issued and delivered at the Effective Time to the Participating DMG Shareholders in accordance with the terms hereof. The Initial Share Consideration represents the quotient of US$60,000,000 divided by US$7.0788, representing the average of the closing sales prices for one of VisionChina’s American Depositary Shares (“ADSs”), with one ADS representing one ordinary share of VisionChina, as reported on the Nasdaq Global Market for the 30 consecutive trading days ending on (and including) October 13, 2009 (the “Initial Conversion Price”). The Initial Consideration shall be allocated among the Participating DMG Shareholders in accordance with Schedule 1.8, which shall reflect the liquidation preference provisions of the articles of association of the Company (the “Closing Allocation Schedule”). The Company shall deliver the Closing Allocation Schedule to VisionChina and Vision Best no later than two (2) Business Days prior to the Closing Date.

     (ii) On the first anniversary of the Closing (the “First Deferred Payment Date”), subject to Section 1.9, VisionChina or Vision Best shall pay, or cause to be paid, to the Participating DMG Shareholders an aggregate amount equal to US$30,000,000 which shall consist of US$20,000,000 payable in cash (the “First Deferred Cash Consideration”) and US$10,000,000 payable, at the election of the Participating DMG Shareholders as a group (no later than one week prior to the First Deferred Payment Date), in cash (the “First Additional Deferred Cash Consideration”) or in ordinary shares of VisionChina (the “First Deferred Share Consideration”). The “First Deferred Consideration” refers to, in the aggregate, the First Deferred Cash Consideration and the First Additional Deferred Cash Consideration or the First Deferred Share Consideration, as the case may be. In the event that the Participating DMG Shareholders elect to receive the First Deferred Share Consideration, the number of ordinary shares of VisionChina representing the First Deferred Share Consideration shall be equal to the quotient of US$10,000,000 divided by the higher of (A) 125% of the Initial Conversion Price and (B) 80% of the average of the closing sales prices for one ADS as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days ending (and including) two trading days prior to the First Deferred Payment Date. The First Deferred Consideration shall be allocated among the Participating DMG Shareholders in accordance with the Closing Allocation Schedule.
     (iii) On the second anniversary of the Closing (the “Second Deferred Payment Date”), VisionChina and Vision Best shall pay, or cause to be paid, to the Participating DMG Shareholders an aggregate amount equal to US$30,000,000 which shall consist of US$20,000,000 payable in cash (the “Second Deferred Cash Consideration”) and US$10,000,000 payable, at the election of the Participating DMG Shareholders as a group (no later than one week prior to the Second Deferred Payment Date), in cash (the “Second Additional Deferred Cash Consideration”) or in ordinary shares of VisionChina (the “Second Deferred Share Consideration”). The “Second Deferred Consideration” refers to, in the aggregate, the Second Deferred Cash Consideration and the Second Additional Deferred Cash Consideration or the Second Deferred Share Consideration, as the case may be. In the event that the Participating DMG Shareholders elect to receive the Second Deferred Share Consideration, the number of ordinary shares of VisionChina representing the Second Deferred Share Consideration shall be equal to the quotient of US$10,000,000 divided by the higher of (A) 150% of the Initial Conversion Price and (B) 80% of the average of the closing sales prices for one ADS as reported on the Nasdaq Global Market for the twenty (20) consecutive trading days ending (and including) one day prior to the Second Deferred Payment Date. The Second Deferred Consideration shall be allocated among the Participating DMG Shareholders in accordance with the Closing Allocation Schedule.
     (iv) In the event that VisionChina is acquired by another entity (whether through merger, share purchase or otherwise) (a “VisionChina Acquisition”) prior to the Second Deferred Payment Date, then the requirement for VisionChina to pay the First Deferred Consideration and the Second Deferred Consideration to the Participating DMG Shareholders shall accelerate and each of the First Deferred Consideration and the Second Deferred Consideration shall be due and payable in full no later than one (1) Business Day prior to the closing of a VisionChina Acquisition (the “Acquisition Closing Date”). In the event of a VisionChina Acquisition, the First Deferred Share Consideration and the Second Deferred Share Consideration shall be payable in accordance with Sections 1.8(d)(ii) and 1.8(d)(iii) above, except that the Acquisition Closing Date shall be substituted for (X) the First Deferred Payment Date and the Second Deferred Payment Date for purposes of calculating the price in clause (B) of Sections 1.8(d)(ii) and 1.8(d)(iii) if the VisionChina Acquisition is closed prior to the First Deferred Payment Date, and (Y) the Second Deferred Payment Date for purposes of calculating the price in clause (B) of Section 1.8(d)(iii) if the VisionChina Acquisition is closed after the First Deferred Payment Date but prior to the Second Deferred Payment Date.
          (e) The Initial Cash Consideration, First Deferred Cash Consideration, any First Additional Deferred Cash Consideration, Second Deferred Cash Consideration and any Second Additional Deferred Cash Consideration are referred to herein as the “Cash Consideration”. The Initial Share Consideration, any First Deferred Share Consideration and any Second Deferred Share Consideration are referred to herein as the “Share Consideration”. The First Deferred Consideration and the Second Deferred Consideration are referred to herein as the “Remaining Consideration”.
          Section 1.9. Escrows; Expense Fund.
          (a) On the later of (i) November 17, 2009 and (ii) the Closing Date, VisionChina, Vision Best, the Shareholder Representative and JPMorgan Chase Bank N.A., as escrow agent (the “Escrow Agent”), will execute an Escrow Agreement in form and substance mutually agreeable to the parties and consistent with the provisions of this Section 1.9 and Article VII (the “Escrow Agreement”).
          (b) On the later of (i) November 17, 2009 and (ii) the Closing Date, Vision Best will deposit or cause to be deposited, on behalf of the Participating DMG Shareholders, in escrow with the Escrow Agent in accordance with the Escrow Agreement US$29,350,000 of Initial Cash Consideration and 7,628,412 shares of the Initial Share Consideration (such amount, the “Effective Time Escrow Amount”). The Effective Time Escrow Amount shall be held in escrow pursuant to the Escrow Agreement until released pursuant to Section 7.4(a). The parties hereto acknowledge and agree that Vision Best initially will be the record and beneficial owner of the Initial Share Consideration. At such time that the Initial Share Consideration is released pursuant to Section 7.4, Vision Best shall cause the Escrow Agent to transfer the record and beneficial ownership of the Initial Share Consideration to the Participating DMG Shareholders in accordance with the Closing Allocation Schedule.
          (c) On the later of (i) November 17, 2009 and (ii) the Closing Date, Vision Best will deposit or cause to be deposited, on behalf of the Participating DMG Shareholders, in escrow with the Escrow Agent in accordance with the Escrow Agreement an aggregate amount of US$4,000,000 of the Initial Cash Consideration and 847,601 shares of the Initial Share Consideration (such amount, the “Indemnity Escrow Amount”, and the amounts on deposit in such escrow from time to time, the “Indemnity Escrow Fund”). The Indemnity Escrow Fund shall be held in escrow pursuant to the Escrow Agreement until released in accordance with Section 7.4. If on the Escrow Release Date there are pending and unsatisfied or unresolved claims for indemnification duly made by the Indemnified Persons hereunder in excess of the remaining balance in the Indemnity Escrow Fund, Vision Best shall deposit, or caused to be deposited, into the Indemnity Escrow Fund, on behalf of the Participating DMG Shareholders the lesser of (i) such excess amount or (ii) US$6,000,000, funded from the First Deferred Cash Consideration.
          (d) On the later of (i) November 17, 2009 and (ii) the Closing, Date, Vision Best will deposit or cause to be deposited, on behalf of the Participating DMG Shareholders, with the Shareholder Representative an aggregate amount of US$250,000 (such amount, the “Expense Fund Amount”), which shall be held in a segregated account (the “Expense Fund”). The Expense Fund Amount shall be funded out of the Initial Cash Consideration. The Expense Fund shall be used by the Shareholder Representative to pay any reimbursable third party fees and expenses that may arise following the Closing in connection with the Shareholder Representative’s performance of its duties under this Agreement and the Escrow Agreement and to secure in part the indemnification obligations of the Participating DMG Shareholders to the Shareholder Representative pursuant to Section 4.8(d) hereof. The Expense Fund shall be held and applied pursuant to the provisions of a separate agreement between the Shareholder Representative and the Participating DMG Shareholders (the “SRS Agreement”). Upon the final release of the Expense Fund in accordance with the terms of the SRS Agreement, any remaining amounts in the Expense Fund shall be distributed by the Shareholder Representative to the Participating DMG Shareholders in accordance with their respective pro rata interests in the Expense Fund.
          (e) On the later of (i) the Closing Date and (ii) November 17, 2009, Vision Best will deposit or cause to be deposited, on behalf of the Participating DMG Shareholders, in escrow with the Escrow Agent an aggregate amount of US$6,400,000 (such amount, the “Consent Escrow Amount”, and the amounts on deposit in such escrow from time to time, the “Consent Escrow Fund”). The Consent Escrow Fund shall be held in escrow pursuant to the Escrow Agreement until released in accordance with Section 7.4 hereof. Vision Best shall fund, or cause to be funded, the Consent Escrow Fund, on behalf of the Participating DMG Shareholders, from the Initial Cash Consideration.
          Section 1.10. Repayment of Shareholder Loans; Deduction of Applicable Taxes.
          (a) Notwithstanding anything to the contrary contained herein, Vision Best shall deduct from the Initial Cash Consideration amounts necessary to pay off (including outstanding principal, accrued interest and penalties) any loans between any and all DMG Shareholders or any of their respective Affiliates and any Group Company, and shall forthwith pay off such loans.
          (b) Notwithstanding anything to the contrary contained herein, Vision Best shall deduct or withhold any Tax from the Initial Consideration or the Remaining Consideration

if it reasonably determines that such deduction or withholding is required under applicable Law. Any amounts deducted or withheld hereunder shall be treated as if paid to the recipient of the consideration from which such amounts are withheld. Vision Best shall provide notice to the Shareholder Representative prior to making any required withholding and agrees to discuss in good faith with the Shareholder Representative and its advisors the basis for the required withholding and further agrees to provide reasonable assistance in claiming exemption from such deductions or withholdings.
          Section 1.11. Appointment of Shareholder Representative. Prior to the Closing Date, the Company shall take all actions necessary to engage Shareholder Representative Services LLC to serve as the Shareholder Representative pursuant to this Agreement.
          Section 1.12. Treasury Shares. Each share of capital of the Company owned by the Company or any other Group Company, if any, immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.
          Section 1.13. Options, Warrants and Other Rights. All options, warrants and other rights exercisable, convertible or exchangeable into ordinary or preference shares of the Company that are outstanding immediately prior to the Effective Time shall not be assumed, substituted with an equivalent option or right or terminated in exchange for cash, securities and/or other property in connection with the Merger and shall be canceled and extinguished at the Effective Time for no consideration.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as qualified or excepted in the corresponding section of any disclosure schedules attached hereto by the Company, the Company represents and warrants to VisionChina, Digital Value and Vision Best that the statements contained in this Article II are true and correct as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date).
          Section 2.1. Due Organization, Good Standing and Power.
          (a) The Company is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands. The Company (i) has the requisite power and authority (corporate and other) to own, lease and operate its assets and to conduct the Business and (ii) is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except in the case of clause (ii) for such failure as would not reasonably be expected to have a Company Material Adverse Effect.
          (b) The Company is a holding company and does not and has not had any business activities other than its direct or indirect ownership of the other Group Companies (as defined below). The Company has no Liabilities or obligations and is not party to any Contract, other than (i) this Agreement, the Ancillary Documents to which it is a party and such Contracts as are described in Schedule 2.1(b), and (ii) any Liabilities or obligations relating solely to the transactions contemplated by this Agreement, by the Ancillary Documents or the Contracts described in Schedule 2.1(b).
          Section 2.2. Authorization, Enforceability. The Company has all requisite power (corporate and other) and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the Requisite Shareholder Approvals in accordance with the terms of this Agreement, the execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action (including any required approvals by its board of directors) on the part of the Company. Each of this Agreement and the Ancillary Documents to which the Company is a party has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other party/parties thereto, constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law).
          Section 2.3. Capitalization; Ownership; Valid Issuance.
          (a) Schedule 2.3 hereto sets forth all of the Company Shares and all options and warrants and other rights exercisable, convertible or exchangeable into ordinary or preference shares of the Company, representing 100% of the Company’s share capital on a fully-diluted and as-converted basis (the “Company Securities”). All of the Company Shares (i) were duly authorized for issuance and validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with applicable Law and (iv) were not issued in violation of, or subject to, any pre-emptive, subscription or other similar rights of any other Person.
          (b) Except for the Company Securities, there are no share appreciation rights, share-based performance units, “phantom” share rights or other Contracts or obligations of similar character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings, financial performance, share value or other attribute of any Group Company or any of their businesses or assets or calculated in accordance therewith.
          (c) The Closing Allocation Schedule will accurately reflect the liquidation preferences set forth in the articles of association of the Company.
          Section 2.4. Group Companies.
          (a) Schedule 2.4 sets forth for each of the Group Companies (other than the Company) (i) its jurisdiction of incorporation, formation or organization, as applicable, and (ii) the number of authorized, issued and outstanding shares of each class of its capital stock or other authorized, issued and outstanding equity interests, as applicable, the names of the holders thereof, and the number of shares or percentage interests, as applicable, held by each such holder, in each case representing 100% of such Group Company’s equity capital. Each of the Group Companies (other than the Company) is duly incorporated or formed, as applicable, validly existing and, in good standing under the Laws of its jurisdiction of incorporation or formation, as applicable, has the requisite corporate or similar power and authority (corporate and other) to own, lease and operate its assets and to carry on its business now being conducted by it, and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except for such failure as would not reasonably be expected to have a Company Material Adverse Effect. All the issued and outstanding shares of capital stock or other equity interests of such Group Companies are owned of record, free and clear of any Encumbrances. All of such issued and outstanding shares of capital stock or other equity interests of the Group Companies (other than the Company) (i) were duly authorized for issuance and validly issued, (ii) are fully paid and non-assessable, (iii) were issued in compliance with applicable Law and (iv) were not issued in violation of, or subject to, any pre-emptive, subscription or other similar rights of any other Person. Except as set forth on Schedule 2.4, there is no existing option, warrant, call, right, commitment, Contract or other agreement of any character to which any Group Company (including the Company) is a party requiring, and there are no securities of any such Group Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer or repurchase or redemption or otherwise acquisition of any additional shares of capital stock, issued or unissued, or other equity securities of such Group Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of such Group Company or relating to dividends or voting rights. Except as set forth on Schedule 2.4, none of the Group Companies (including the Company) is a party to any voting trust, other voting agreement or Contract with respect to any of the Company Securities or to any agreement relating to the Encumbrance, issuance, sale, redemption, transfer or other disposition of the capital stock of any of the Group Companies.
          (b) No shares of capital stock or other equity or ownership interests of any Group Company have been issued in violation of any rights, agreements, arrangements or commitments under the certificate of incorporation or bylaws or comparable organizational documents of any Group Company or any Contract to which the Group Company is a party or by which the Group Company is bound.
          (c) Except for the Group Companies set forth on Schedule 2.4, the Company does not, directly or indirectly, own, have a right to acquire or have any interest in any capital stock or other equity interest in any Person. Except as set forth on Schedule 2.4, each other Group Company does not, directly or indirectly, own, have a right to acquire or have any interest in any capital stock or other equity interest in any Person.
          Section 2.5. Corporate Records. The Company has made available to VisionChina true, correct and complete copies of the certificates of incorporation, by-laws or comparable organizational documents and business licenses of each Group Company. Such certificates of incorporation, by-laws, or comparable organizational documents and business licenses are in full force and effect. None of the Group Companies is in violation of any of the provisions of its certificate of incorporation, bylaws or comparable organizational documents. The transfer books and minute books of each Group Company that have been made available for inspection by VisionChina prior to the date hereof are true and complete in all material respects.
          Section 2.6. Financial Statements.
          (a) Attached hereto as Schedule 2.6 are copies of the (i) audited consolidated balance sheets of the Company and the Group Companies as at December 31, 2006, 2007 and 2008, and the related audited consolidated statements of income, changes in shareholders’ equity and cash flows for the fiscal years then ended, together with the notes and schedules thereto and the report thereon of the External Auditor of the Company (the “Audited Financial Statements”) and (ii) unaudited consolidated balance sheet of the Company and the Group Companies as at August 31, 2009, and the related year-to-date unaudited consolidated statements of income, changes in shareholders’ equity and cash flows (the “Management Accounts” and, together with the Audited Financial Statements, the “Financial Statements”). The Audited Financial Statements (A) have been prepared in all material respects in accordance with GAAP and (B) fairly present in all material respects the financial condition, the results of operations, changes in shareholders’ equity and cash flows of the Company and the Group Companies as at the dates of and for the periods referred to in the Audited Financial Statements. Except as set forth in Schedule 2.6, the Management Accounts in all material respects (x) have been properly extracted from the accounting records, (y) were prepared in a manner consistent with prior unaudited interim financial statements and (z) were prepared in accordance with GAAP, subject to normal recurring year-end adjustments and the absence of notes, which will not be material in amount or significance in the aggregate. Except as set forth in Schedule 2.6, the books of account and financial records of each Group Company are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice. None of the Group Companies has made any material changes in its accounting methods or practices since the Balance Sheet Date.
          (b) Since the Balance Sheet Date, there has been no change, event, circumstance or effect the occurrence of which has had or would reasonably be expected to have a Company Material Adverse Effect.
          (c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences; and (v) each of the Group Companies has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity and provide a sufficient basis for the preparation of financial statements in accordance with GAAP.
          (d) The Group Companies have no liabilities of any kind whatsoever (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected in, or disclosed in the notes to, financial statements prepared in accordance with GAAP, other than liabilities and obligations (i) reflected or reserved against the Balance Sheet or disclosed in the notes thereto or (ii) disclosed on Schedule 2.6.
          (e) As of the Closing Date, the aggregate cash balances of the Company will exceed the aggregate amount of all Indebtedness of the Company on a consolidated basis.
          (f) None of the Group Companies is engaged in any trading activities involving commodity contracts or other trading contracts which are not currently traded on a securities or commodities exchange and for which the market value cannot be determined.
          Section 2.7. No Approvals or Conflicts. Except as set forth in Schedule 2.7, the execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by any of the organizational documents of any of the Group Companies, (ii) in any material respect, violate, conflict with or result in a breach of, or constitute a default by any of the Group Companies (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of the Group Companies under, any Contract to which the Group Companies or any of their respective properties may be bound or affected, (iii) in any material respect, violate or result in a breach of any Governmental Order or Law applicable to any of the Group Companies or any of their respective properties or (iv) require any material order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by any of the Group Companies with any Governmental Authority. No Governmental Authorizations are required to be made or obtained by any Group Company in connection with the execution, delivery and performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.
          Section 2.8. Licenses. Each of the Group Companies has obtained all material licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all declarations and filings with, all Governmental Authorities necessary to own, lease, license and use its properties, assets and conduct its business in the manner and such licenses, consents, authorizations, approvals, orders, certificates or permits contain no materially burdensome restrictions or conditions. To the Knowledge of the Company, no regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits and each of the Group Companies is in material compliance with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits.
          Section 2.9. Litigation. There are no Actions pending or threatened between any Related Party and any Group Company. There are no Actions pending or threatened which questions or challenges (i) the validity of this Agreement or any Ancillary Document, (ii) any action taken or to be taken by any Group Company pursuant to this Agreement or any Ancillary Document or in connection with the transactions contemplated herein or (iii) the adequacy of the Merger Consideration (including in respect of appraisal rights, if any, available to any dissenting shareholders of the Company in connection with the Merger). There are no other material

Actions pending or, to the Knowledge of the Company, threatened against any of the Group Companies.
          Section 2.10. Absence of Certain Changes. Except as contemplated by this Agreement or any of the Ancillary Documents or as set forth on Schedule 2.10, since the Balance Sheet Date through the date of this Agreement, the business of the Group Companies has been conducted in the ordinary course consistent with past practice in all material respects and there has not occurred any action, event or failure to act that, if it had occurred after the date hereof, would have required the consent of VisionChina under Section 4.1(a)(ii) or 4.1(a)(viii).
          Section 2.11. Tax Matters.
          (a) (i) All Tax Returns required to be filed by or on behalf of any Group Company have been filed in a timely manner (within any applicable extension periods) and were and are true, correct and complete in all material respects, (ii) all Taxes payable by or with respect to the Group Companies (whether or not shown on any Tax Return) have been timely paid in full, (iii) the Group Companies have adequate reserves in the August 31, 2009 unaudited consolidated balance sheet of the Group Companies for all accrued but unpaid Taxes for periods ending on or before such date and have not incurred any material Taxes from such date other than in the ordinary course of business, (iv) no unresolved claims have been asserted in writing by a Taxing Authority with respect to any Taxes of any of the Group Companies and (v) since the date of the most recent Audited Financial Statements, the Company and its Subsidiaries have not generated any taxable income from extraordinary gains or losses outside the ordinary course of business consistent with past custom and practice;
          (b) Each of the Group Companies is and has been in compliance with all applicable Laws relating to the withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authorities all amounts required to be so withheld and paid over;
          (c) The Company has made available, or caused to be made available, to VisionChina complete copies of (i) all Tax Returns of the Group Companies relating to the taxable periods ended after January 1, 2004, (ii) the portions of any written audit report issued by a Taxing Authority within the last five (5) years relating to any adjustments of any Group Company and (iii) all applications to qualify for Tax exemptions, Tax holidays or reduced Tax rates.
          (d) (i) No submissions made to any Taxing Authority in connection with obtaining Tax exemptions, Tax holidays or reduced Tax rates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, Tax holidays or reduced Tax rates and (ii) no suspension, revocation, expiration or cancellation of any Tax exemptions, Tax holidays or reduced Tax rates are pending or threatened (for which any Group Company has Knowledge or has received written notice thereof);
          (e) No written claim has been made by any Taxing Authority in any jurisdiction where a Group Company does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to any Tax Returns have been given by or requested from any Group Company. No Group Company has received written notice that it is subject to any audits or investigations, either in progress or proposed by any Taxing Authority;
          (f) All deficiencies asserted or assessments made against any Group Company as a result of any examinations by any Taxing Authority, for which any Group Company has received written notice thereof, have been fully paid in accordance with their stipulated due date;
          (g) No Group Company is a party to any tax indemnity, tax allocation or tax sharing or similar agreement or arrangement (whether or not written) pursuant to which it could have any obligation to make any payments after the Closing;
          (h) Other than in respect of Taxes not yet due and payable, there are no Encumbrances for Taxes upon the assets of any Group Company;
          (i) Each of the Group Companies has collected all sales, use, and similar Taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate Taxing Authorities;
          (j) No withholding or similar Taxes will be imposed on VisionChina, its Affiliates or any Group Company by the PRC as a result of the transactions contemplated by this Agreement and the Ancillary Documents;
          (k) No Group Company has or will have any liability for Taxes (including liability with respect to Taxes imposed on any other Person) as a result of the transfer of equity interests in Beijing Eastlong Advertising Co., Ltd. held by Men Qijun; and
          (l) No Group Company has any liability for the Taxes of any Person (other than such Group Company).
          Section 2.12. Officers, Employees and Labor.
          (a) Each of the Group Companies has complied in all material aspects with all applicable Laws relating to the employment of labor, including provisions thereof relating to wages, hours, social welfare, equal opportunity and collective bargaining. There is no organized labor strike, dispute, slowdown or claim pending, or to the Knowledge of the Company threatened, against or affecting any of the Group Companies. None of the Group Companies has any Contract with any labor union.
          (b) Schedule 2.12(b) sets forth a list of all officers of the Group Companies and all other employees and consultants whose current annual salary or rate of compensation (including bonuses, commissions and inventive compensation) is in excess of RMB1,000,000 (or equivalent in a different currency), together with their current job titles or relationship to the Group Companies.
          (c) None of the officers, employees or consultants of the Group Companies is obligated under any Contract to which any Group Company is a party, or subject to any Governmental Order to which any Group Company is subject, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies, that would conflict with the Business as currently conducted or that would prevent such officers, employees or consultants from assigning to a Group Company inventions conceived or reduced to practice or copyrights for materials developed in connection with services rendered to the Group Company.
          (d) Except as set forth on Schedule 2.11(d), none of the execution, delivery and performance of any of this Agreement and the Ancillary Documents will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any benefit plan or individual agreement to which the Company is a party that will or may result in any payment (whether of severance pay or otherwise), acceleration, vesting or increase in material benefits with respect to any employee, former employee, consultant, agent or director of the Group Companies.
          (e) Except as required by applicable Laws, none of the Group Companies has any obligation to provide retirement, death or disability benefits to any of the present or past employees of the Group Companies, or to any other person.
          (f) To the Knowledge of the Company (i) no material labor dispute, work stoppage, slow down, strike or other conflict with the employees of any of the Group Companies exists or is threatened or contemplated, (ii) none of the Group Companies is engaged in any unfair labor practice in violation of applicable Laws or contracts with the Group Companies, (iii) there is no unfair labor practice complaint pending or threatened against any of the Group Companies before any competent Governmental Authorities, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, and (iv) there has been no violation of any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the British Virgin Islands, the PRC, Hong Kong, the United States or any other jurisdiction applicable to any of the Group Companies relating to discrimination in the hiring of employees, social welfare benefits, equal opportunity, collective bargaining, promotion or pay of employees, applicable wage or hour laws, the payment or withholding of payroll or similar taxes for employees, or any other applicable law or regulation concerning the employees of the Group Companies, except, in the case of (iv) above, where any such violation would not reasonably be expected to have a Company Material Adverse Effect;
          Section 2.13. Share Option and Other Plans. Except as set forth on Schedule 2.13, none of the Group Companies has any pension, profit sharing, stock option, employee stock purchase or other plan providing for incentives or other compensation to employees (aside from any salary payable in thereto in the ordinary course), or any other employee benefit plan. The Company has made available to VisionChina true, correct and complete copies of all documents, summary plan descriptions, insurance Contracts, third party administration Contracts and all other documentation of the Group Companies created to embody all benefit plans, plus descriptions of any benefit plans that have not been reduced to writing. Except for required contributions or benefit accruals for the current plan year, no material liability has been or is expected to be incurred by any of the Group Companies under or pursuant to any applicable Law relating to benefit plans and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that could result in any such liability to any of the Group Companies. Each of the benefit plans listed on Schedule 2.13 is and has at all times been in compliance in all material respects with all applicable provisions of applicable Law. As of the Closing, there will be no outstanding options, warrants and similar rights of the Company.
          Section 2.14. Intellectual Property.
          (a) Except as set forth on Schedule 2.14, the Group Companies exclusively own or have a valid right to use any and all material Intellectual Property used in the Business. Intellectual Property owned or validly used by each Group Company includes all of the material software and Intellectual Property necessary to enable such Group Company to conduct its business in the manner in which such business is currently being conducted.
          (b) None of the Group Companies has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the registered Intellectual Property owned by the Group Companies and material to the Business (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications). Each Group Company has taken all reasonable steps in accordance with standard industry practices to protect its rights in its Intellectual Property (including ensuring that inventions conceived or reduced to practice or copyrights for materials developed by an officer, employee or consultant of any Group Company in connection with services rendered to the Group Company have been assigned to a Group Company and that any such future inventions and copyrights shall be assigned to a Group Company) and at all times has maintained the confidentiality of all information that constitutes or constituted a trade secret of each Group Company.
          (c) All material licenses licensed to any Group Company by a third party licensor are in full force and effect, and none of the Group Companies is in default under any of such licenses, and no Person who is a party to any of such licenses has exercised any termination rights with respect thereto.
          (d) (i) No Group Company is a party to any pending legal proceedings which involve a claim of infringement, unauthorized use, or violation of any intellectual property right by any Person against such Group Company or challenging the ownership, use, validity or enforceability of, any material Intellectual Property owned by or exclusively licensed to such Group Company, and (ii) no Group Company has received any notice or claim challenging a Group Company ownership of any of the Intellectual Property owned (in whole or in part), nor to the Knowledge of the Company is there a reasonable basis for any claim that a Group Company does not so own any of such Intellectual Property. All of each Group Company’s rights in and to material registered Intellectual Property owned by such Group Company are validly prosecuted and enforceable. No Intellectual Property owned by, or to the Knowledge of the Company, licensed to the Group Companies is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Group Companies.

          (e) To the Knowledge of the Company, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property owned by any Group Company, and no written claims have been made against any Person by any Group Company.
          (f) The consummation of the transactions contemplated hereby and thereby will not result in the loss or impairment of VisionChina’s or Vision Best’s right to own or use any of the material Intellectual Property owned by any Group Company.
          Section 2.15. Contracts.
          (a) Except as set forth on Schedule 2.15(a) or in the Structure Agreements, none of the Group Companies is bound by (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, partnership interests or membership interests, (ii) any Contract requiring the applicable Group Company to make future capital expenditures in excess of RMB1,000,000 (either individually or in the aggregate), (iii) any Contract relating to Indebtedness of the Group Companies in excess of RMB1,000,000 (individually or in the aggregate), (iv) any loan or advance by a Group Company to, or investment by a Group Company in, any Person, in each case, which involves an amount in excess of RMB1,000,000 (individually or in the aggregate), or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (v) any Contract with a Group Company, or any management, service, consulting or any other similar type of Contract requiring payment of fees in excess of RMB1,000,000 per year (individually or in the aggregate), (vi) any Contract limiting in any material respect the ability of any Group Company or any of its Affiliates to engage in any line of business or to compete with any Person, (vii) any material warranty, guaranty or similar undertaking with respect to contractual performance extended by any Group Company other than in the ordinary course of business, (viii) any Contract requiring any payment to or by any Group Company having a value in excess of RMB1,000,000 that cannot be terminated by the relevant Group Company without liability upon less than ninety (90) days notice, (ix) any collective bargaining agreement with any labor union or other representative of employees, (x) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits, (xi) any Contract that would result in the merger with or into or consolidation into another Person, (xii) any Contract for the sale of any of the assets of any Group Company or for the grant to any Person of any preferential rights to purchase any of its assets for an amount in excess of RMB1,000,000 (individually or in the aggregate), (xiii) any Contract that requires a consent to or otherwise contains a provision relating to a “change of control”, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, (xiv) any advertising rights Contract or (xv) any material amendment, modification or supplement in respect of any of the foregoing (each of (i)-(xv), a “Material Contract”).
          (b) True and complete copies (or, if oral, written summaries) of each of the Material Contracts have been made available to VisionChina.
          (c) Except as set forth on Schedule 2.15(c), each Material Contract is in full force and effect, and is a valid and binding agreement of the relevant Group Company and to the Knowledge of the Company, of each of the other parties thereto, enforceable against such Group Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and an implied covenant of good faith and fair dealing. Except as set forth on Schedule 2.15(c), no condition exists or event has occurred that (whether with or without notice or lapse of time or both) would constitute a default by (x) any of the Group Companies under any Material Contract or (y) to the Knowledge of the Company, any other party to any Material Contract. Each Material Contract will be in full force and remain legal, valid and enforceable after the Merger.
          Section 2.16. Related Party Transactions. Except as otherwise set forth in Schedule 2.16 or in the Structure Agreements, (i) none of the Group Companies is indebted, either directly or indirectly, to any Related Party in any amount whatsoever, other than for payment of salary for services rendered and reasonable expenses, (ii) no Related Party is indebted to any of the Group Companies or has any direct or indirect ownership interest (other than as a result of any ownership interest held in the Company) in any of the Group Companies, (iii) no Related Party has any direct or indirect ownership interest, or contractual relationship, with any Person with which any of Group Companies has a business relationship or any Person which, directly or indirectly, competes with any of the Group Companies, (iv) no Related Party is, directly or indirectly, a party to or otherwise an interested party with respect to any Contract with any Group Company and (v) there are no transactions, contingent or otherwise, or other Contracts between any Group Company and any Related Party.
          Section 2.17. Prior Acquisitions. The Company has made available to VisionChina the Contracts and instruments entered into by the Group Companies in connection with all companies, entities and businesses acquired by the Group Companies in the last five (5) years involving the payment by the Group Companies of more than US$1,000,000 (in stock and/or cash) (the “Previous Acquisition Agreements”). No payments are or will be required to be made by the Group Companies under the terms of the Previous Acquisition Agreements or any other acquisitions made by the Group Companies without regard to when such acquisitions were made.
          Section 2.18. Structure Agreements.
          (a) Schedule 2.18 sets forth all of the Structure Agreements, which constitute all of the Contracts and instruments which enable the Company to control and consolidate with its financial statements each Group Company and its Affiliates in respect of which at least a majority of the equity is not directly held but is controlled by the Company. Each of the Group Companies has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each of the Structure Agreements to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Structure Agreements to which it is a party; and each of the Structure Agreements to which each of the Group Companies, as applicable, is a party constitutes a valid and legally binding obligation of each of them enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

          (b) Each of the Structure Agreements has been executed and delivered by the parties named therein; and each of the Structure Agreements constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (c) Each of the Structure Agreements is in proper legal form under the laws and regulations of the PRC for the enforcement thereof against each of the parties thereto in the PRC without further action by any of them; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the Structure Agreements in the PRC, it is not necessary that any such document be filed or recorded with any Court or other authority in the PRC or that any stamp or similar tax be paid on or in respect of any of the Structure Agreements.
          (d) The execution and delivery by each party named in each of the Structure Agreements, and the performance by such party of its obligations under such agreement and the consummation by it of the transactions contemplated therein will not: (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which he is bound or to which any of the properties or assets of his is bound or subject; or (B) result in any violation of or penalty under any Laws;
          (e) All consents, approvals, authorizations, orders, registrations and qualifications required in connection with the Structure Agreements have been made or unconditionally obtained in writing, and no such consent, approval, authorization, order, registration or qualification has been withdrawn or is subject to any condition precedent which has not been fulfilled or performed.
          Section 2.19. Compliance with Laws.
          (a) Each of the Group Companies is, and at all times since January 1, 2006 has been, in compliance in all material respects with applicable Laws.
          (b) No event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by any of the Group Companies of, or a material failure on the part thereof to comply with, any applicable Law. None of the Group Companies has received any notice or other written communication from any Governmental Authority regarding (A) any actual, alleged, possible, or potential material violation of, or failure to comply with, any applicable Law, or (B) any actual, alleged, or potential obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
          (c) None of the Group Companies or, to the Knowledge of the Company, any director, officer, agent, employee, or any other Person associated with or acting for or on behalf of the foregoing, has offered, paid, promised to pay, or authorized the payment of any money, or offered, given a promise to give, or authorized the giving of anything of value, to any Government Official, to any political party or official thereof or to any candidate for political office (or to any Person where such Group Company, director, officer, agent, employee or other

Person knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, political party, party official, or candidate for political office) for the purposes of:
     (i) influencing any act or decision of such Government Official, political party, party official, or candidate in his or its official capacity, (y) inducing such Government Official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such Government Official, political party, party official or candidate, or (z) securing any improper advantage, or
     (ii) inducing such Government Official, political party, party official, or candidate to use his or its influence with any Government Authority to affect or influence any act or decision of such Government Authority, in order to assist such Group Company in obtaining or retaining business for or with, or directing business to any Group Company.
          (d) None of the Group Companies or, to the Knowledge of the Company, any of the respective officers, employees, directors, representatives, or agents of the foregoing has, within the past five years, (i) taken any action in furtherance of any boycott not sanctioned by the United States; (ii) engaged in transactions with any Governmental Authority, agent, representative or resident of, or any entity based or resident in, any of the following countries: North Korea, Iraq, Syria, Cuba, Iran, Myanmar or Sudan; or (iii) otherwise engaged in transactions with any entity or person that is the target of U.S. economic sanctions, as designated by the U.S. Treasury Department Office of Foreign Assets Control on its list of Specially Designated Nationals and Blocked Persons; or (iv) received unlicensed donations or engaged in financial transactions with respect to which any of the Group Companies knows or has reasonable cause to believe that the financial transaction poses a risk of furthering terrorist attacks anywhere in the world.
          (e) To the Knowledge of the Company, none of the beneficial owners of any interest in any Group Company is a Government Official, official of any political party or candidate for political office.
          Section 2.20. Environmental Matters.
          (a) Each of the Group Companies is in material compliance with all Environmental Laws.
          (b) None of the Group Companies has received any Environmental Claim or notice of any threatened Environmental Claim.
          (c) None of the Group Companies has entered into, has agreed to, or is subject to, any decree or order or other similar requirement of any Governmental Authority under any Environmental Laws.
          (d) None of the Group Companies has Released Hazardous Materials into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability under Environmental Laws, and to the Knowledge of the Company, no other Person has Released Hazardous Materials into the environment at any property currently owned or operated by any of the Group Companies in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability under Environmental Laws.
          Section 2.21. Insurance. All insurance policies held in the names of the Group Companies covering the assets, employees and operations of the Group Companies are in full force and effect, all premiums due thereon have been paid and, where applicable, the Group Companies have complied in all material respects with the provisions of such policies and have not received any notice from any of its insurance brokers or carriers that such broker or carrier will not be willing or able to renew their existing coverage.
          Section 2.22. Personal Property Assets.
          (a) Each of the Group Companies has good title to, or holds by valid and existing lease or license, all the material tangible personal property assets reflected as assets of the Company on or acquired after the Balance Sheet Date, free and clear of all Encumbrances except for Permitted Encumbrances.
          (b) The Group Companies own, or have valid leasehold interests in, all material tangible personal property assets necessary for the conduct of the Business as currently conducted and all such assets are in reasonably good maintenance, operating condition and repair, normal wear and tear excepted, other than machinery and equipment under repair or out of service in the ordinary course of business.
          Section 2.23. Real Property.
          (a) Leased Properties. Schedule 2.23 lists all real property leased or subleased by any of the Group Companies. The Company has made available to VisionChina correct and complete copies of the leases and subleases covering the properties listed on Schedule 2.23. With respect to each lease and sublease and except as otherwise specified on Schedule 2.23:
     (i) such lease or sublease is in full force and effect;
     (ii) (A) no party to the lease or sublease is in material default and (B) none of the Group Companies has received a notice of default with respect to such lease or sublease;
     (iii) no such lease or sublease has been mortgaged, deeded in trust or encumbered by the Group Companies.
          (b) Land Use Rights. None of the Group Companies owns or has legal or equitable title or other right or interest in any real property other than the land use rights (the “Land Use Rights”) held by the Group Companies as set forth in Schedule 2.23. True and complete copies of the certificates evidencing the Land Use Rights have been delivered to VisionChina or its agents or professional advisers and any land grant premium required under applicable Law in connection with securing such Land Use Rights has been fully paid. None of the land with respect to which the Land Use Rights relate constitutes arable land that has been converted to other uses. The particulars of the Land Use Rights as set out in Schedule 2.23 are true and complete in all material respects.
          Section 2.24. No State Assets. None of the assets of the Group Companies constitute state-owned assets and, inasmuch, are not required to undergo any form of valuation under applicable Law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein or in any of the Ancillary Documents.
          Section 2.25. Brokers. Except as set forth in Schedule 2.25, no finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Group Companies or any of their respective Affiliates in connection with the negotiation or consummation of this Agreement or the Ancillary Documents, or any of the transactions contemplated hereby or thereby. All such negotiations or the consummation of this Agreement or the Ancillary Documents or any of the transactions contemplated hereby or thereby will not, except as set forth in Schedule 2.25, give rise to any valid claim against any Group Company or VisionChina or its Affiliates for any brokerage or finder’s commission, fee or similar compensation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF VISIONCHINA, VISION BEST AND
DIGITAL VALUE
          Except as qualified or excepted in the corresponding section of any disclosure schedules attached hereto or as set forth in any forms, reports and documents filed or furnished by VisionChina with the Commission under the Exchange Act filed prior to the date of this Agreement or prior to the Closing, as the case may be (collectively, the “VisionChina SEC Documents”), VisionChina, Vision Best and Digital Value represent and warrant to the Company that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date).
          Section 3.1. Organization and Qualification. Each of VisionChina, Vision Best and Digital Value is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of VisionChina, Vision Best and Digital Value (i) has the requisite power and authority (corporate and other) to own, lease and operate its assets and to conduct the business now being conducted by it and (ii) is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except in the case of clause (ii) for such failure as would not reasonably be expected to have a VisionChina Material Adverse Effect.
          Section 3.2. Authority; Enforceability. Each of VisionChina, Vision Best and Digital Value has the corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party by each of VisionChina, Vision Best and Digital Value and the performance by each of them of its obligations hereunder and thereunder have been duly authorized by all necessary corporate or other action on the part of each such party. Each of this Agreement and the Ancillary Documents to which it is a party has been duly executed and delivered by each of VisionChina, Vision Best and Digital Value and, assuming due authorization, execution and delivery by the other party/parties thereto, constitutes a valid and binding agreement of each of VisionChina, Vision Best and Digital Value, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at Law) and subject to the effect of public policy on the enforceability of the indemnification provisions set forth in the Registration Rights Agreement
          Section 3.3. Share Consideration. The ordinary shares of VisionChina to be issued as the Initial Share Consideration and any Remaining Share Consideration will be duly authorized for issuance prior to the Closing Date and the applicable dates on which the Remaining Share Consideration is due to be issued, as the case may be, will be validly issued and fully paid and non-assessable and free from any Encumbrance (other than as provided in this Agreement, the Ancillary Documents and applicable securities laws).
          Section 3.4. No Conflict; Required Filings and Consents. Except as set forth in Schedule 3.4, the execution, delivery and performance by each of VisionChina, Vision Best and Digital Value of this Agreement and the Ancillary Documents to which they are parties and the consummation by each of VisionChina, Vision Best and Digital Value of the transactions contemplated hereby and thereby do not and will not (i) violate, conflict with or result in a breach by any of its organizational documents, (ii) in any material respect, violate, conflict with or result in a breach of, or constitute a default by it (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, or result in the creation of any Encumbrance upon any of the properties of VisionChina or any of its Subsidiaries) under, any Contract to which it or any of its respective properties may be bound or affected, (iii) in any material respect, violate or result in a breach of any Governmental Order or Law applicable to it or any of its respective properties or (iv) require any material order, consent, approval or authorization of, or notice to, or declaration, filing, application, qualification or registration by it with any Governmental Authority. No Governmental Authorizations are required to be made or obtained by any of VisionChina, Vision Best or Digital Value in connection with the execution, delivery and performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby.
          Section 3.5. Litigation. Other than as disclosed in the Vision SEC Documents, there are no Actions pending or, to the Knowledge of VisionChina, threatened against VisionChina, Vision Best or Digital Value that, if adversely determined against VisionChina, Vision Best or Digital Value, would have a VisionChina Material Adverse Effect.

          Section 3.6. Brokers. No finder, broker, agent, financial advisor or other intermediary has acted on behalf of VisionChina, Vision Best or Digital Value or any of their respective Affiliates in connection with the negotiation or consummation of this Agreement or the Ancillary Documents, or any of the transactions contemplated hereby or thereby. All such negotiations or the consummation of this Agreement or the Ancillary Documents or any of the transactions contemplated hereby or thereby will not give rise to any valid claim against any DMG Shareholder or its Affiliates for any brokerage or finder’s commission, fee or similar compensation.
          Section 3.7. SEC Reports. VisionChina has timely filed or furnished all forms, reports and documents required to be filed or furnished by it with the Commission since November 1, 2007. As of their respective dates, such forms, reports and documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and none of such forms, reports and documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
          Section 3.8. Absence of Certain Changes. Except as contemplated by this Agreement or any of the Ancillary Agreements, since December 31, 2008 (the date of the financial statements included in VisionChina’s most recent Form 20-F filing) through the date of this Agreement, the business of VisionChina and its Subsidiaries taken as a whole has been conducted in the ordinary course consistent with past practice in all material respects and there has not been any state of facts, circumstance, change, event, condition, occurrence, enforcement or effect that has had a VisionChina Material Adverse Effect.
ARTICLE IV
COVENANTS AND AGREEMENTS
          Section 4.1. Conduct of Business Prior to Closing.
          (a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall, and shall cause the other Group Companies to (i) conduct the Business in all material respects in the ordinary course of business consistent with commercially reasonable practice (including maintaining a sufficient level of working capital to satisfy the needs of its daily operations), and (ii) use its commercially reasonable efforts to maintain satisfactory relationships with customers and others having material business relationships with them, except with the prior written consent of VisionChina or as specifically contemplated by this Agreement (such exceptions, the “Conduct of Business Exceptions”). Without limiting the generality of the foregoing, except for the Conduct of Business Exceptions, the Company shall not, and shall not permit any other Group Company to, directly or indirectly, do any of the following:
     (i) purchase, sell or issue any of its capital stock or other equity interests or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of their capital stock or other equity interests;
     (ii) declare, set aside, issue or pay any dividends or other distribution, in cash or in kind, in respect of its shares of capital stock or repurchase, redeem or acquire any of its outstanding shares of capital stock or other securities or other ownership interests;
     (iii) conduct any split, recombination or reclassification or issuance of its capital stock or similar ownership interests;
     (iv) acquire, lease, license, assign, sell, transfer or dispose of, or create, incur or permit to exist any Encumbrance on any property, rights, businesses or assets (including Intellectual Property) except (A) in the ordinary course of business consistent with past practice involving amounts not exceeding RMB1,000,000 in the aggregate with other Group Companies and (B) capital expenditures permitted by clause (vi) below;
     (v) (A) enter into any proposed transaction or series of related transactions involving a change of control, merger, consolidation, recapitalization, reorganization or other business combination, or liquidation, dissolution or winding up, or (B) establish, enter into or terminate any joint venture, partnership or any non-wholly owned subsidiary;
     (vi) make capital expenditures except in the ordinary course of business consistent with past practice not in excess of RMB1,000,000 in the aggregate with other Group Companies;
     (vii) incur, assume or guarantee any Indebtedness or make any payments or disbursements to any creditors other than in the ordinary course of business consistent with past practice not in excess of RMB1,000,000 in the aggregate with other Group Companies;
     (viii) except for the matters set forth in Schedule 4.1(a)(viii), engage in any transactions (including transfers of assets) with, enter into any Contract with, waive any right or claims against, make any payments to or on behalf of, or assume, incur, waive or settle Liabilities for the benefit of, any DMG Shareholder or any other Related Party (together with the matters, actions and occurrences set forth in clause (ii) above, “Leakage”);
     (ix) incur any Encumbrance on any material assets;
     (x) increase the compensation of directors or employees of the Group Companies other than as required by any agreement in effect as of the date hereof or as required by Law; provided, that the Company shall be allowed to make a one-time cash bonus payment to certain of the Company’s officers and employees in an aggregate amount not to exceed RMB10,000,000;

     (xi) make any material change in the accounting methods or practices (other than such changes that have been required by Law or GAAP);
     (xii) amend, supplement, waive, modify, terminate, annul, cancel, allow to lapse, assign, convey, encumber or otherwise transfer its rights and interests in or under any material provisions of any Material Contract (including any advertising rights Contract);
     (xiii) enter into any Contract that restricts any Group Company or its Affiliates from engaging in any line of business in any geographic area or competing with any Person that materially impairs the operation of the business of the Group Companies, individually or taken as a whole;
     (xiv) grant any waiver or release under any confidentiality or similar agreement;
     (xv) change any method of Tax accounting, make or change any Tax election, file any amended Tax Return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;
     (xvi) other than (A) as required by any agreement in effect as of the date hereof or (B) as required by Law, enter into, adopt or amend any employment agreement or employee benefit plan with or for the benefit of any of its employees or grant any severance, termination or change of control pay to any director or employee;
     (xvii) enter into any collective bargaining agreements;
     (xviii) purchase, cancel or terminate any insurance policy naming any of the Group Companies as a beneficiary or a loss payee;
     (xix) cancel, waive or settle any Action in excess of RMB1,000,000 in the aggregate with other Group Companies, or agree to any non-monetary relief, or commence or enter into any waiver, release, assignment, compromise or settlement of, or take any material action with respect to, any pending or threatened Action which is material or which relates to the transactions contemplated hereby
     (xx) amend any of its organizational documents; or
     (xxi) agree or commit to do any of the foregoing.
          (b) If the Company desires to take an action that would be prohibited pursuant to Section 4.1(a) hereof without written consent of VisionChina, prior to taking such action the Company may request such written consent by sending an e-mail to the following individuals or to such other individual VisionChina may have furnished to the Company in writing, who

VisionChina shall cause to respond to such request for written consent within two (2) Business Days:
Scott Chen
Email: scott.chen@visionchina.cn
cc: Chris Lin (clin@stblaw.com)
          (c) During the period commencing on the date hereof and ending on the Closing Date, the Company will cause the Group Companies to afford VisionChina, Vision Best and Digital Value and their counsel, accountants and other authorized representatives, during normal business hours, upon reasonable advance notice, access to the officers, directors, employees, accountants and other advisors and agents, properties, books, records and contracts of the Group Companies, provided that such access does not interfere with normal business operations.
          Section 4.2. Filings and Consents.
          The Company shall, and shall cause the other Group Companies to, and VisionChina shall, use their respective commercially reasonable efforts to obtain and to cooperate in obtaining any Governmental Authorization or third party consent required in connection with the execution, delivery or performance of this Agreement and the Ancillary Documents, including any filings pursuant to (i) any applicable competition regulation, (ii) the Securities Act and Exchange Act, and (iii) any other applicable filings or consents. The Company and VisionChina shall pay all filing fees required to be paid in connection with their respective filings.
          Section 4.3. Tax Matters; Cooperation; Preparation of Returns.
          (a) The Participating DMG Shareholders shall pay (solely through a claim by the Indemnified Persons against the Escrow Fund pursuant to, and subject to the applicable limitations set forth in Article VII) all transfer, documentary, sales, use, registration and other such transfer Taxes and related fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.
          (b) VisionChina or Vision Best shall prepare and file, or cause to be prepared and filed, all Tax Returns for the Group Companies that are filed after the Closing Date. The Tax Returns for the Group Companies with respect to any taxable period ending on or prior to the Closing Date or for any taxable period that begins before the Closing Date and ends after the Closing Date shall be prepared in a manner consistent with prior practices and methods used by the Group Companies (except to the extent counsel for VisionChina or Vision Best determines that such practice or methods are not in accordance with applicable Law). In the event that the Taxes reflected on such Tax Returns are Taxes for which the Participating DMG Shareholders are liable pursuant to, and subject to the applicable limitations set forth in Article VII, VisionChina or Vision Best, as the case may be, shall provide such Tax Returns to the Shareholder Representative for review and comment at least ninety (90) days prior to the due date for filing such Tax Returns, and shall not file any such Tax Returns without the consent of the Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
          (c) The Shareholder Representative shall have the right to control at its own expense any Tax audit, contest, inquiry or administrative or Court proceeding regarding Tax matters for which the Participating DMG Shareholders are solely liable pursuant to, and subject to the applicable limitations set forth in Article VII; provided, that if the Participating DMG Shareholders and VisionChina (or its Affiliates) may each bear a portion of the liability or if such audit or claim could reasonably be expected to have a material adverse effect on VisionChina or Vision Best, then VisionChina, Vision Best, the Company and the Shareholder Representative shall jointly control such audit or proceeding (and share costs and expenses accordingly) and there shall be no settlement without the consent of the other party. If a claim or inquiry is made by any Taxing Authority which could form the basis for a claim of indemnification pursuant to this Agreement, VisionChina or Vision Best shall promptly give notice to the Shareholder Representative in writing of such claim or inquiry.
          (d) After the Closing Date, VisionChina, Vision Best and the Company, as and to the extent reasonably requested by the Shareholder Representative, and the Shareholder Representative, as and to the extent reasonably requested by VisionChina, Vision Best and the Company, shall cooperate fully in connection with any Tax audit, contest, inquiry or administrative or Court proceeding regarding Tax matters. Such cooperation shall include the retention of records and information and making employees or representatives available on a mutually convenient basis.
          Section 4.4. Shareholder Agreement. The Company shall use reasonable efforts to cause all Participating DMG Shareholders to enter into a shareholder agreement with the Company on or prior to the Closing Date substantially in the form of Exhibit A hereto (the “Shareholder Agreement”).

          Section 4.5. Non-Violation. Prior to the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of VisionChina, Vision Best and Digital Value, the Company shall not, and shall cause the other Group Companies not to, take any action that would result in any of the covenants contained in this Agreement and in the Ancillary Documents becoming incapable of performance. The Company will promptly advise VisionChina, Vision Best and Digital Value of any action or event of which the Company becomes aware that would have the effect of making the conditions set forth in Section 5.2(b) or Section 5.2(c) being incapable of satisfaction. Without limiting the generality of the foregoing, the Company shall immediately notify VisionChina, Vision Best and Digital Value in the event that any DMG Shareholder initiates or threatens an Action that questions or challenges (i) the validity of this Agreement or any Ancillary Document, (ii) any action taken or to be taken by any Group Company or the Shareholder Representative pursuant to this Agreement or in connection with the transactions contemplated herein or (iii) the adequacy of the Merger Consideration (including in respect of appraisal rights, if any, available to any dissenting shareholders of the Company in connection with the Merger).
          Section 4.6. Confidentiality; Publicity.
          (a) Each party acknowledges that the Company and VisionChina have previously executed the Confidentiality Agreement and that they are each bound by, and shall abide by, the provisions of the Confidentiality Agreement; provided, that from the date hereof, the Company agrees that notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, VisionChina and its Representatives shall be free to approach, contact, discuss or enter into agreements or arrangements with any potential debt financing sources for the purpose of consummating the transactions contemplated by the Merger Agreement subject to the terms and conditions of the Confidentiality Agreement.
          (b) The Company and VisionChina will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall make reasonable efforts to consult in good faith with the other party or parties before issuing any such publication or press release and shall provide a copy thereof to the other party or parties prior to such issuance. Notwithstanding anything herein to the contrary, following the Effective Time, the Shareholder Representative shall be permitted to publicly announce that it has been engaged to serve as the Shareholder Representative in connection with the Merger as long as such announcement does not disclose any of the terms of the Merger or the other transactions contemplated herein.
          Section 4.7. Further Actions. Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to consummate the Merger and the other transactions contemplated by this Agreement and by the Ancillary Documents. Without limiting the generality of the foregoing, from the date hereof to the earlier of the termination of this

Agreement or the Closing Date, the Company shall cooperate with VisionChina, Vision Best and Digital Value and shall use their reasonable efforts to assist, and cause the Group Companies and their respective management and employees to provide reasonable cooperation to, VisionChina, Vision Best and Digital Value in order to prepare and facilitate, to the extent permitted by applicable Law, the funding under any acquisition financing to the extent available and sought by VisionChina, Vision Best and Digital Value.
          Section 4.8. Shareholder Representative.
          (a) Immediately upon receipt of the Requisite Shareholder Approvals, each Participating DMG Shareholder shall be deemed to have irrevocably appointed, authorized and directed Shareholder Representative Services LLC to act as the Shareholder Representative, as such Participating DMG Shareholder’s agent, representative and attorney-in-fact. The Shareholder Representative shall, on behalf of the Participating DMG Shareholders (i) give and receive notices and communications, (ii) review, negotiate, agree to and settle claims and disputes relating to indemnified amounts, (iii) object to such deliveries, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of Governmental Authorities and awards of arbitrators with respect to such claims, (iv) execute and deliver payment and other instructions to the Escrow Agent pursuant to the terms hereof and the Escrow Agreement, (v) hold, apply and administer the Expense Fund, (vi) take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing and (vii) perform other functions specified in this Agreement. Any notices delivered to the Shareholder Representative pursuant to this Agreement shall be deemed delivered to the Participating DMG Shareholders. A decision, act, consent or instruction of the Shareholder Representative shall constitute a decision of all Participating DMG Shareholders and shall be final, binding and conclusive upon each such Participating DMG Shareholder, and the Escrow Agent and VisionChina and their respective Affiliates may rely upon any decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of each and every such Participating DMG Shareholder. The Escrow Agent, VisionChina and their respective Affiliates are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative. Notwithstanding anything to the contrary set forth herein, the Shareholder Representative shall have no authority to enter into any settlement agreement or other instrument that includes any admission of guilt or wrongdoing by any Participating DMG Shareholder without the prior written consent of such Participating DMG Shareholder. In connection with the foregoing appointment of Shareholder Representative Services LLC as the Shareholder Representative, each Participating DMG Shareholder hereby agrees to receive correspondence, in electronic form or otherwise, from the Shareholder Representative.
          (b) The Shareholder Representative, individually, may resign at any time, and may be removed for any reason or no reason by the vote or written consent of Participating DMG Shareholders representing a majority interest in the Escrow Fund (the “Majority Holders”); provided, however, that no such resignation or removal shall be effective until a new Shareholder Representative, who shall be reasonably able to perform the duties of the Shareholder Representative hereunder and reasonably satisfactory to VisionChina (which determination of satisfaction shall not be unreasonably withheld or delayed), has been appointed and such new

Shareholder Representative agrees in writing delivered to VisionChina to be bound by the terms of this Agreement and the Escrow Agreement that relate to the Shareholder Representative. Subject to compliance with the foregoing proviso, in the event of resignation or removal of the Shareholder Representative, a new Shareholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing a new Shareholder Representative shall be sent to VisionChina and, after the Effective Time, to the Surviving Corporation, such appointment to be effective (subject to compliance with the proviso in the first sentence of this Section 4.8(b)) upon the later of the date indicated in such consent or the date such consent is received by VisionChina and, after the Effective Time, the Surviving Corporation. Notwithstanding the foregoing, the Shareholder Representative may resign 30 days after giving notice to the Majority Holders, but only insofar as a replacement has been selected by the Majority Holders in accordance with the foregoing.
          (c) The approval of this Agreement by the Requisite Shareholder Approvals shall also be deemed to constitute approval of and agreement to the provisions hereof binding upon the Participating DMG Shareholders, including, without limitation, Article VII hereof.
          (d) In performing the functions specified in this Agreement and the Escrow Agreement, the Shareholder Representative shall not be liable to any Participating DMG Shareholder in the absence of gross negligence or willful misconduct on the part of the Shareholder Representative. Each Participating DMG Shareholder shall severally (based on each such Participating DMG Shareholder’s respective allocation of the Merger Consideration), and not jointly, indemnify and hold harmless the Shareholder Representative from and against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, including any out-of-pocket costs and expenses and legal fees and other costs reasonably incurred by the Shareholder Representative. If not paid directly to the Shareholder Representative out of the Expense Fund or otherwise by the Participating DMG Shareholders, such losses, liabilities or expenses may be recovered by the Shareholder Representative from the Escrow Amount otherwise distributable to the Participating DMG Shareholders (and not distributed or distributable to any Indemnified Person or subject to a pending indemnification claim of any Indemnified Person) following the Escrow Release Date pursuant to the terms hereof and the Escrow Agreement at the time of distribution.
          Section 4.9. Escrow Agreement. The parties hereto shall use their respective commercially reasonable efforts to cause the Escrow Agent to execute and deliver the Escrow Agreement.
          Section 4.10. Registration Rights Agreement. The parties hereto shall, and shall use commercially reasonable efforts to cause the Participating DMG Shareholders who have executed and delivered a Shareholder Agreement to, enter into a registration rights agreement with VisionChina on or prior to the Closing Date substantially in the form of Exhibit B hereto (the “Registration Rights Agreement”). For the avoidance of doubt, VisionChina shall have no obligation to enter into any registration rights agreement, including the Registration Rights Agreement, with any Participating DMG Shareholder who has not executed and delivered a Shareholder Agreement.

          Section 4.11. Exclusive Dealing.
          (a) The Company shall, and shall cause its Affiliates and their respective shareholders, officers, directors, investment bankers, financial advisors, representatives, advisors and attorneys (collectively, the “Representatives”), to immediately cease existing discussions or negotiations, if any, with any Persons conducted heretofore relating to any Acquisition Proposal. During the period from the date hereof until the earlier of the termination of this Agreement and the Effective Time (the “Exclusivity Period”), the Company shall not, and shall not permit its Representatives to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, or provide any information to, any Person other than VisionChina and its Representatives relating to any Acquisition Proposal. For purposes of this Section 4.11, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than VisionChina and its Affiliates) relating to any (i) sale of the Company Shares, (ii) merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving the Company or any other Group Company, (iii) any acquisition of, share exchange or exchange offer with respect to, or other similar direct or indirect transaction involving, the capital stock, or a change of control of the Company or any other Group Company, including any single or multi-step transaction or series of related transactions, or (iv) any direct or indirect acquisition, lease, license, purchase or other disposition of any material business or assets of any Group Company.
          (b) Neither the board of directors of the Company nor any committee thereof shall (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger, (2) withdraw or modify or propose to withdraw or modify in a manner adverse to VisionChina, Vision Best and Digital Value its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (3) upon a request by VisionChina, Vision Best and Digital Value to reaffirm its approval or recommendation of this Agreement or the Merger, fail to do so as soon as practicable after such request is made or to reject any Acquisition Proposal other than the Merger, (4) approve, enter, or permit or cause any Group Company to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar Contract or instrument related to any Acquisition Proposal, or (5) resolve or announce its intention to do any of the foregoing.
          (c) The Company shall promptly advise VisionChina orally and in writing upon the receipt of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
          Section 4.12. Takeover Statutes. If any takeover Law or other anti-takeover Law, charter provision or Contract is or shall become applicable to the Merger or the other transactions contemplated hereby, the Company shall grant such approvals and take such actions as are necessary under such Laws and provisions so that the Merger or the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby without adverse effect under, and otherwise act to eliminate or minimize the effects of, such Law, provision or Contract.

Section 4.13. Plan of Merger Notice. As soon as practicable after, and in any event, within 20 days immediately following, the date on which the vote of members the Company authorizing the Plan of Merger is taken, or the date on which written consent of members without a meeting is obtained, in accordance with Section 179 of the Act, the Company shall give written notice (the “Plan of Merger Notice”) of the authorization or consent to each member who has given written objection to the Plan of Merger prior to the relevant meeting or who did not consent in writing to the Plan of Merger (as the case may be).
Section 4.14. Reviewed Financial Statements. The Company shall use commercially reasonable efforts to cooperate with the External Auditor of the Company (i) to prepare true and complete copies of the unaudited consolidated balance sheet of the Company and the Group Companies as at August 31, 2009, and the related year-to-date unaudited consolidated statements of income, changes in shareholders’ equity and cash flows, each prepared in accordance with GAAP and each as reviewed by the External Auditor of the Company in accordance with SAS 100 (Interim Financial Information) excepting any valuation analysis or other review of the Company’s Series C Preference financings that may otherwise be required by SAS 100 (the “SAS 100 Financial Statement”) and (ii) to cause to be delivered, to VisionChina, such SAS 100 financial statements on or prior to December 31, 2009. In the event the SAS 100 Financial Statements have not been delivered to VisionChina prior to the Escrow Release Date, VisionChina shall be entitled to retain US$2,000,000 in the Indemnity Escrow Fund until VisionChina’s receipt of the SAS 100 Financial Statements whereupon such retained amount shall be delivered promptly to the Participating DMG Shareholders in accordance with their respective pro rata interests in the Indemnity Escrow Fund.
ARTICLE V
CONDITIONS PRECEDENT
          Section 5.1. Conditions to Obligations of Each Party. The respective obligations each party to consummate the transactions contemplated in this Agreement are subject to the satisfaction of the following conditions:
          (a) Laws and Orders. On the Closing Date, there shall not be in effect any Law or Governmental Order that prevents the consummation of the transactions contemplated hereby on substantially the same terms and conferring on VisionChina, Vision Best and Digital Value substantially all the rights and benefits as contemplated herein, nor shall any Governmental Order be pending, provided, however, that a party may not assert that this condition has not been satisfied if its failure to fulfill their obligations pursuant to Section 4.7 shall have been the cause of, or shall have resulted in, such Governmental Order.
          Section 5.2. Additional Conditions to Obligations of VisionChina, Vision Best and Digital Value. The obligations of VisionChina, Vision Best and Digital Value to consummate the transactions contemplated in this Agreement are also subject to the satisfaction or waiver (by VisionChina, Vision Best and Digital Value) of the following conditions:
          (a) Requisite Shareholder Approvals. The Requisite Shareholder Approvals shall have been obtained and shall be effective.

          (b) Representations and Warranties. The representations and warranties made by the Company in this Agreement, disregarding all qualifications and exceptions as to materiality and Company Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date), with only such exceptions as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; provided, that, the representations and warranties contained in Sections 2.1, 2.2, 2.3(a) and 2.4(a) shall be true and correct in all respects, subject to all qualifications and exceptions as to materiality and Company Material Adverse Effect therein, if any, as of the date hereof and as of the Closing Date.
          (c) Covenant Compliance. The Company shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to the Closing (except such agreements and obligations specified in Sections 1.7, 4.4 (subject to 5.2(e)(iv) below), 4.9, 4.10 and 4.14 for which performance and compliance shall not be conditioned to Closing).
          (d) Indebtedness. On the Closing Date, the Group Companies shall have no Indebtedness in excess of RMB60,000,000.
          (e) Closing Deliveries. The Company shall have delivered, or caused to be delivered, to VisionChina, Vision Best and Digital Value the following documents:
     (i) certified copies of resolutions and authorities of the board of directors of the Company and the minutes of the shareholders meeting of the Company or action by written consent, evidencing the Requisite Shareholder Approvals and authorizing the execution and delivery of this Agreement and the Ancillary Documents, the Plan of Merger and the Articles of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby;
     (ii) a certificate, dated as of the Closing Date and executed by an executive officer of the Company certifying to the fulfillment of the conditions specified in Sections 5.2(a) to 5.2(d);
     (iii) duly executed directors resignation letters, in the form attached as Exhibit D hereto, of each director of the Company other than Yoshimune Ishii and Men Qijun;
     (iv) Shareholder Agreements duly executed by Oak and Gobi;
     (v) Escrow Agreement duly executed by the Shareholder Representative on behalf of the Participating DMG Shareholders;
     (vi) written legal opinions of British Virgin Islands counsel, Hong Kong counsel and PRC counsel to the Company or the other Group Companies, as the case may be, dated and delivered as of the Closing Date, in form and substance attached hereto as Exhibits E, F and G hereto, respectively.

          Section 5.3. Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated in this Agreement are also subject to the satisfaction or waiver (by the Company) of the following conditions:
          (a) Representations and Warranties. The representations and warranties made by VisionChina, Vision Best and Digital Value in this Agreement, disregarding all qualifications and exceptions as to materiality and VisionChina Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date), with only such exceptions as would not in the aggregate reasonably be expected to have a VisionChina Material Adverse Effect; provided, that, the representations and warranties contained in Sections 3.1, 3.2 and 3.3 shall be true and correct in all respects, subject to all qualifications and exceptions as to materiality and VisionChina Material Adverse Effect therein, if any, as of the date hereof and as of the Closing Date.
          (b) Performance. Each of VisionChina, Vision Best and Digital Value shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be so performed or complied with by it prior to the Closing.
          (c) Closing Deliveries. VisionChina, Vision Best and Digital Value shall have delivered to the Company the following documents:
     (i) certified copies of resolutions and authorities of the board of directors of VisionChina, Vision Best and Digital Value and, if applicable, the minutes of the shareholders meeting of VisionChina, Vision Best and Digital Value authorizing the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the Merger and the other transactions contemplated hereby and thereby;
     (ii) a certificate, dated as of the Closing Date and executed by an executive officer of VisionChina, Vision Best and Digital Value, certifying to the fulfillment of the conditions specified in Sections 5.3(a) and 5.3(b);
     (iii) Registration Rights Agreements duly executed by VisionChina in favor of Oak, Gobi, and any other Participating DMG Shareholder that has executed and delivered a Shareholder Agreement; and
     (iv) Escrow Agreement duly executed by VisionChina and Vision Best.
ARTICLE VI
TERMINATION
          Section 6.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

          (a) By mutual written consent duly authorized by VisionChina, Digital Value, Vision Best and the Company;
          (b) By any of VisionChina, Digital Value or Vision Best if the Closing shall not have been consummated on or before December 31, 2009 (such date, the “End Date”), provided, that the right to terminate the Agreement under this Section 6.1(b) shall not be available if the failure of VisionChina, Digital Value or Vision Best to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or prior to the End Date and such failure to perform constitutes a breach of this Agreement;
          (c) By the Company if (i) the Closing shall not have been consummated by the second Business Day after all conditions set forth in Section 5.1 and Section 5.2 have been satisfied or waived in accordance therewith or (ii) the escrow amounts described in Section 1.9 shall not have been placed into escrow in accordance with the terms thereof;
          (d) By any of VisionChina, Digital Value, Vision Best, the Company or the Shareholder Representative, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the transactions contemplated hereby;
          (e) By VisionChina, Vision Best and Digital Value, if they are not in material breach of their obligations under this Agreement, and if at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 5.2(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 6.1(e)) and such breach (if curable) has not been cured within 30 days after notice to the Company; or
          (f) By the Company, if it is not in material breach of its obligations under this Agreement, and if at any time that any of the representations and warranties of VisionChina, Vision Best or Digital Value herein become untrue or inaccurate such that Section 5.3(a) would not be satisfied (treating such time as if it were the Closing Date for purposes of this Section 6.1(f)) and such breach (if curable) has not been cured within 30 days after notice to VisionChina, Vision Best and Digital Value.

          Section 6.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1, this Agreement (other than this Section 6.2 and Section 4.6 and Article VIII, which shall survive such termination) will forthwith become void, and there will be no liability on the part of any party or any of their respective officers, directors, shareholders or Affiliates and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any intentional or knowing breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.
ARTICLE VII
ESCROW AND INDEMNIFICATION
          Section 7.1. Survival. The representations, warranties and covenants of the Company contained herein or in the certificates delivered pursuant to Section 5.2(f)(ii) hereof shall survive until the first anniversary of the Closing Date; provided, however, the representations and warranties contained in Sections 2.1, 2.2, 2.3 and 2.4 shall survive the Closing indefinitely and the representations and warranties contained in Section 2.11 shall survive until 90 days following the expiration of the applicable statute of limitations (such representations and warrants described in this clause, the “Fundamental Representations”). Notwithstanding the foregoing, all of the covenants or other agreements of the Company contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, unless and to the extent only that non-compliance with such covenants or agreements is waived in writing by VisionChina. If written notice of a claim for indemnification has been given in accordance with Section 7.2 at or prior to the expiration of the applicable representations or warranties or covenants, then the relevant representations or warranties or covenants shall survive as to such claim, until such claim has been finally resolved. The representations, warranties and covenants of VisionChina shall survive until the Closing Date.
          Section 7.2. Indemnification.
          (a) Subject to the limitations set forth in this Article VII, the Participating DMG Shareholders agree to indemnify and hold harmless, on a several and not joint basis in accordance with their respective pro rata interests in the Merger Consideration, VisionChina, its Affiliates and each of their respective officers, directors, agents, employees, successors and assigns (hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all amounts, payments, losses, damages, claims, demands, actions or causes of action, Taxes, liabilities, costs and expenses, including interest, penalties and reasonable legal fees, arising out of, resulting from or relating to any of the following matters (collectively, “Losses”):
     (i) any inaccuracy in or breach of any of the representations and warranties of the Company contained in this Agreement;
     (ii) any breach of, or failure to perform, any of the covenants, agreements or other obligations of the Company contained in this Agreement;

     (iii) any Transaction Expenses of the Company;
     (iv) any Loss that VisionChina, Vision Best, Digital Value or, after the Closing, the Group Companies may have with respect to any claim by any DMG Shareholder or any of its Affiliates that questions or challenges (A) the validity of this Agreement or any Ancillary Document, (B) any action taken or to be taken by any Group Company, the Shareholder Representative or any DMG Shareholder or holder of any other securities of the Company pursuant to this Agreement or in connection with the transactions contemplated herein or (C) the adequacy of the Merger Consideration (including in respect of appraisal rights, if any, available to any dissenting shareholders of the Company in connection with the Merger), or with respect to any option, warrant or similar right that remains unexercised and outstanding at the Effective Time;
     (v) any Loss that VisionChina, Vision Best, Digital Value or, after the Closing, the Group Companies may have with respect to any claim by Participating DMG Shareholders in connection with Sections 1.9(d) (Expense Fund) and 4.08 (Shareholder Representative);
     (vi) any liability of the Participating DMG Shareholders or any recipient of any Initial Consideration or any Remaining Consideration for Taxes as a result of the transactions contemplated hereby; and
     (vii) any Loss that VisionChina may directly incur as a result of the Company’s failure to deliver to VisionChina, on or before December 15, 2009, the written consent of Shanghai Metro Television Co., Ltd. to the transfer of the equity interest in Beijing Eastlong Advertising Co., Ltd. held by Men Qijun (the “Third Party Consent”); provided, that neither VisionChina nor any of its Affiliates or Representatives initiates settlement discussions with any third party claiming rights in connection with the Third Party Consent that is the cause of the Losses so incurred.
          (b) A claim for indemnification under any subsection of Section 7.2(a) must be made at or prior to the date the applicable representations or warranties terminate as set forth in Section 7.1 (the applicable “Indemnification Expiration Date”).
          Section 7.3. Limitations on Indemnification.
          (a) The Participating DMG Shareholders shall not be liable to the Indemnified Persons for any Losses with respect to the matters set forth in Sections 7.2(a)(i) and 7.2(a)(ii) for any Losses unless the aggregate amount of all Losses of the Indemnified Persons exceeds US$1,000,000 (the “Threshold Amount”) at which time the Participating DMG Shareholders shall be liable for the entire aggregate amount of Losses then existing and thereafter arising, including the first US$1,000,000. The limitations set forth in this Section 7.3(a) shall not apply to any Losses of the Indemnified Persons arising out of the breach by the Company of any of the Fundamental Representations and the representations and warranties set forth in Sections 2.10 (as they relate to Leakage), 2.11, the last sentence of 2.13, 2.16 and 2.25 or the Leakage covenants contained in Section 4.1 and the Participating DMG Shareholders shall be liable for such Losses without regard to the Threshold Amount (it being understood that such Losses shall not be considered in calculating whether the Threshold Amount has been reached).
          (b) The maximum aggregate liability of each Participating DMG Shareholder for claims of the Indemnified Persons pursuant to Section 7.2(a)(i) through (vi) shall be limited to an amount equal to each Participating DMG Shareholder’s pro rata interest in the Indemnity Escrow Amount and the maximum aggregate liability of all Participating DMG Shareholders for claims of the Indemnified Persons pursuant to Section 7.2(a)(i) through (vi) shall be limited to an amount equal to the Indemnity Escrow Amount, except in the case of fraud, for which the maximum aggregate liability of the Participating DMG Shareholders shall be on a several and not joint basis and shall not exceed their respective shares of the Merger Consideration actually received. For the avoidance of doubt, from and after the Escrow Release Date, the maximum aggregate liability of such Participating DMG Shareholder for claims of the Indemnified Persons pursuant to Section 7.2(a)(i) with respect to representations and warranties that have an Indemnification Expiration Date subsequent to the Escrow Release Date shall be limited to the portion of the Indemnity Escrow Amount, if any, released to such Participating DMG Shareholder.
          (c) The maximum aggregate liability of each Participating DMG Shareholder for claims of the Indemnified Persons pursuant to Section 7.2(a)(vii) shall be limited to an amount equal to such Participating DMG Shareholder’s pro rata interest in the Consent Escrow Amount.
          (d) For the purposes of calculating the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not for determining whether a breach of a representation or warranty has occurred or an inaccuracy of any representation or warranty exists), each representation and warranty contained in this Agreement shall be read without regard and without giving effect to any materiality qualifier, including “Material Adverse Effect,” contained therein.
          (e) The amount of any Losses for which indemnification is provided to the Indemnified Persons shall be net of any third party insurance proceeds actually received (in each case, net of any costs of collection and increased premiums relating thereto, provided that the Indemnified Persons use commercially reasonable efforts to obtain such proceeds).
          (f) No Participating DMG Shareholder shall be liable under any provision of Article VII of this Agreement for any consequential, punitive or indirect Losses (other than consequential, punitive or indirect Losses payable to a third party).
          Section 7.4. Escrow Fund.
          (a) At the Effective Time, VisionChina shall cause the Escrow Agent to distribute the Effective Time Escrow Amount to the Participating DMG Shareholders in accordance with the Closing Allocation Schedule.
          (b) On the first anniversary of the Closing Date (the “Escrow Release Date”), VisionChina shall cause the Escrow Agent to distribute any amounts contained in the Indemnity

Escrow Fund at such time to the Participating DMG Shareholders in accordance with their respective pro rata interests in the Indemnity Escrow Fund, less, amounts that would be reasonably necessary to satisfy any then pending and unsatisfied or unresolved claims for indemnification duly made by the Indemnified Persons hereunder and pursuant to the Escrow Agreement prior to the Escrow Release Date.
          (c) Amounts not distributed under Section 7.4(a) due to unsatisfied or unresolved claims after the Escrow Release Date shall remain in the Indemnity Escrow Fund until such claims have been resolved. As soon as all such claims have been resolved, VisionChina shall cause the Escrow Agent to distribute any amounts remaining in the Indemnity Escrow Fund to the Participating DMG Shareholders in accordance with their respective pro rata interests in such remaining amounts.
          (d) If the Third Party Consent has been delivered by the Company to VisionChina before the Effective Time, VisionChina shall cause the Escrow Agent to distribute as promptly as practicable following the Effective Time any amounts contained in the Consent Escrow Fund to the Participating DMG Shareholders in accordance with their respective pro rata interests in the Consent Escrow Fund. If the Third Party Consent has not been delivered by the Company to VisionChina before the Effective Time, on the earlier of the Escrow Release Date or the date the Third Party Consent is delivered by the Company to VisionChina, VisionChina shall cause the Escrow Agent to promptly deliver any amounts then remaining in the Consent Escrow Fund to the Participating DMG Shareholders in accordance with their respective pro rata interests in the Consent Escrow Fund.
          Section 7.5. Direct Claims; Resolution of Conflicts.
          (a) An Indemnified Person may seek recovery for Losses pursuant to this Article VII by delivering to the Shareholder Representative on behalf of the Participating DMG Shareholders and to the Escrow Agent a Claim Notice (as defined below) in respect of such claim. To be valid pursuant to this Section 7.5(a), a Claim Notice relating to Losses under Section 7.2 must be delivered to the Shareholder Representative prior to the applicable Indemnification Expiration Date; provided, however, that any claims by the Indemnified Parties with respect to any such Loss made prior to the applicable Indemnification Expiration Date shall continue indefinitely until such claim is resolved pursuant to the terms of this Article VII. The date of such delivery of a Claim Notice is referred to herein as the “Claim Date” of such Claim Notice (and the claims for indemnification contained therein). For the purposes hereof, “Claim Notice” shall mean a written notice of an Indemnified Person: (A) stating that an Indemnified Person has paid, sustained, incurred or accrued, or reasonably anticipates in good faith that it will have to pay, sustain, incur or accrue Losses and (B) specifying in reasonable detail, to the extent practical, the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the good faith basis for such anticipated liability, and the nature of the indemnification claim to which such item is related. The Shareholder Representative may object to a claim for indemnification set forth in a Claim Notice by delivering to the Indemnified Person seeking indemnification (and to the Escrow Agent) within thirty (30) days from the delivery by an Indemnified Person of a Claim Notice (such date, the “Objection Deadline”), a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), which Objection Notice, in order to be effective, shall set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made; provided, however, subject to VisionChina’s compliance with the proviso in Section 7.2(a)(vii), the Shareholder Representative shall not be entitled to object to any Claim Notice submitted pursuant to Section 7.2(a)(vii) for which reasonable evidence has been provided that the claimed Losses have been incurred. If the Shareholder Representative does not object in writing by the Objection Deadline, such failure to so object shall be an irrevocable acknowledgement by the Shareholder Representative on behalf of the Participating DMG Shareholders that the Indemnified Person is entitled to the full amount of the claims for Losses set forth in such Claim Notice (and such entitlement shall be conclusively and irrefutably established), and the Shareholder Representative shall take all necessary actions under this Agreement and the Escrow Agreement to effect payment in respect thereof.
          (b) If the Shareholder Representative timely delivers an Objection Notice in accordance with Section 7.5(a) hereof, the Shareholder Representative and the Indemnified Person shall attempt in good faith for fifteen (15) days to resolve such dispute. If the Shareholder Representative and the Indemnified Person reach an agreement with respect to such dispute, a memorandum setting forth such agreement shall be prepared and signed by both parties (a “Settlement Memorandum”) and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such Settlement Memorandum and make distributions from the Escrow Amount in accordance with the terms thereof.
          (c) If the Shareholder Representative and the Indemnified Person are unable to reach an agreement with respect to such dispute after good faith negotiation during the aforementioned fifteen (15) day period following delivery of an Objection Notice with respect to such claim, any party to such dispute may institute legal proceedings with respect to the matter. Any final and non-appealable decision, judgment or award rendered by a court of competent jurisdiction, as to the validity and amount of any claim in such Claim Notice shall be final, binding and conclusive upon the parties to this Plan of Merger and any other Indemnifying Parties and Indemnified Parties. If reasonably possible, such final decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the decision, judgment or award awarded by such court.
          Section 7.6. Third-Party Claims.
          (a) Promptly after receipt (and in any event within 20 days) by an Indemnified Person of notice of the commencement of any third party claim which such Indemnified Person reasonably believes may result in a demand for indemnification against it, such Indemnified Person will, if a claim is to be made against a Participating DMG Shareholder for indemnification hereunder, give notice to the Shareholder Representative of the commencement of such claim, but the failure to notify the Shareholder Representative will not relieve the Participating DMG Shareholder of any liability that they may have to any Indemnified Person, except to the extent that the Participating DMG Shareholders demonstrate that the defense of such action is prejudiced by the Indemnified Person’s failure to give such notice.
          (b) If any third-party claim is brought against an Indemnified Person and it gives notice to the Shareholder Representative of the commencement of such third-party claim, the Shareholder Representative will be entitled to participate in such Action and, to the extent that they wish (unless the Shareholder Representative or Participating DMG Shareholder is also a party to such Action and the Indemnified Person determines in good faith that joint representation would be inappropriate due to a bona fide conflict of interest), to assume the defense of such Action with counsel reasonably satisfactory to the Indemnified Person and, after notice from the Shareholder Representative to the Indemnified Person of its election to assume the defense of such Action, the Participating DMG Shareholders will not, as long as the Shareholder Representative reasonably diligently conducts such defense, be liable to the Indemnified Person under this Section 7.6(b) for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Action. If it is determined that joint representation is inappropriate due to a bona fide conflict of interest, then the Participating DMG Shareholders shall pay all reasonable costs and expenses of one separate counsel for the Indemnified Person. If the Shareholder Representative assumes the defense of an Action, (i) no compromise or settlement of such claims may be effected by the Shareholder Representative without the Indemnified Person’s consent (not to be unreasonably withheld, conditioned or delayed). If notice is given to the Shareholder Representative of any third party Action and the Shareholder Representative does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Action, the Indemnified Person shall control the defense of such Action; provided, however, the Participating DMG Shareholders shall not be bound by any determination of a claim so defended or any compromise or settlement effected by the Indemnified Person without the consent of the Shareholder Representative (which may not be unreasonably withheld, conditioned or delayed).
          (c) Notwithstanding the foregoing, if any claim that questions or challenges the adequacy of the Merger Consideration (including in respect of appraisal rights, if any, available to any dissenting shareholders of the Company in connection with the Merger) is brought against an Indemnified Person, VisionChina may by notice to the Shareholder Representative, assume the exclusive right to defend, compromise, or settle such Action, but the Participating DMG Shareholders will not be bound by any determination of a claim so defended or any compromise or settlement effected by the Indemnified Person without the consent of the Shareholder Representative (which may not be unreasonably withheld, conditioned or delayed). In defending, compromising or settling such Action, the Indemnified Person shall be entitled to cause the Escrow Agent to disburse to VisionChina or its designees up to US$2,000,000 of the Indemnity Escrow Fund solely for the purpose of litigating (but not settling) such Action.
          (d) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that an Action may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Shareholder Representative, assume the exclusive right to defend, compromise, or settle such Action, but the Participating DMG Shareholders will not be bound by any determination of a claim so defended or any compromise or settlement effected by the Indemnified Person without the consent of the Shareholder Representative (which may not be unreasonably withheld, conditioned or delayed).
          Section 7.7. Form of Payment; Valuation. Claims for Losses shall be first satisfied from the Escrow Cash and then, if the Escrow Cash is insufficient, from the Escrow Shares. Unless a specific number of Escrow Shares is specified, the number of Escrow Shares to be delivered to VisionChina, Vision Best or their respective designees in satisfaction of such payment shall be equal to the amount of such payment divided by the higher of (i) the Initial Conversion Price and (ii) the average of the closing sales prices for one ADS as reported on the Nasdaq Global Market for the 20 consecutive trading days ending (and including) one trading day prior to the date the claim for Losses is satisfied.
          Section 7.8. Indemnification as Exclusive Remedy. The indemnification provisions contained in this Article VII, subject to the limitations set forth herein, shall be the exclusive post-Closing remedy available to any Indemnified Person in connection with any Losses arising out of or resulting from this Agreement and the transactions contemplated hereby. Each Indemnified Person shall take all reasonable steps to mitigate its Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses.
ARTICLE VIII
GENERAL PROVISIONS
          Section 8.1. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:
          (a) If to VisionChina, Digital Value or Vision Best or, following the Closing, to the Company:
VisionChina Media Inc.
1/F Block No.7 Champs Elysees
Nongyuan Road, Futian District
Shenzhen 518040
People’s Republic of China
Attn: Scott Chen
Email: scott.chen@visionchina.cn
Facsimile: +86 755 8298-1111
With a copy to:
Simpson Thacher & Bartlett LLP
ICBC Tower, 35th Floor
3 Garden Road
Hong Kong Special Administrative Region
People’s Republic of China
Attention: Chris Lin, Esq.
Email: clin@stblaw.com
Facsimile: +1 (212) 455-2502

          (b) If to the Company, prior to the Closing:
Digital Media Group Company Limited
Room 1412, Shengshi Mansion
No. 511 Weihai Road
Shanghai 200041
People’s Republic of China
Attn: Thomas Tsao
Email: tom.tsao@dmgtv.com
Facsimile: +86 21 6253-6502
With a copy to:
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: David Lee, Esq.
                  Mark W. Seneca, Esq.
Email: dlee@orrick.com
            mseneca@orrick.com
Facsimile: (650) 614-7401
          (c) If to the Shareholder Representative:
Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, CA 94111
Attention: Managing Director
Facsimile No.: (415) 962-4147
Telephone No.: (415) 367-9400
With a copy to:
Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: David Lee, Esq. and Mark W. Seneca, Esq.
Email: dlee@orrick.com
            mseneca@orrick.com
Facsimile: (650) 614-7401
or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

          Section 8.2. Disclosure Schedules. Any disclosure schedules of a party hereto shall be divided into sections corresponding to the sections and subsections of this Agreement. Disclosure of any fact or item in any section of a party’s disclosure schedule (unless expressly referenced with specificity therein) shall not be deemed to be disclosed with respect to such other section unless the applicability of such fact or item thereto is reasonably apparent upon its face.
          Section 8.3. Certain Definitions. For purposes of this Agreement, the term:
          (a) “Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation as to which written notice has been provided to the applicable party.
          (b) “Affiliate” means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including, with respect to the Company, any corporation, partnership, limited liability company or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more. For the avoidance of doubt, for purposes of this Agreement, Affiliates of the Company include entities organized in the PRC that are qualified as “variable interest entities” under GAAP.
          (c) “Ancillary Documents” means the Registration Rights Agreement, the Shareholder Agreements and the Escrow Agreement and any other agreements, documents and instruments required to be delivered by any party in connection with this Agreement or the transactions contemplated hereby.
          (d) “Balance Sheet Date” means December 31, 2008.
          (e) “Business” means the business of the Group Companies, as currently operated or proposed to be operated.
          (f) “Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in Beijing, PRC, Hong Kong S.A.R., or New York City, U.S.A.
          (g) “Company Material Adverse Effect” means any change, event, circumstance or effect, which individually or in the aggregate, has had a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the other members of the Group Companies taken as a whole, or (ii) the ability of the Company or any Affiliate of the Company to timely perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that “Company Material Adverse Effect” shall not include, alone or in combination, the effect of any change, event, circumstance or effect caused by: (A) changes in general PRC economic conditions or general economic conditions in any other state or country where the Business is conducted; (B) changes to the economic conditions affecting the industries in which the Business is conducted; (C) any natural disaster or any acts of terrorism, sabotage, military action or ware (whether or not declared) or any escalation or worsening thereof; (D) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Merger, including the impact thereof on relationships, contractual or otherwise, governmental authorities, customers, cooperators, suppliers, distributors or employees; (E) changes in accounting requirements or principles or any change in applicable laws or policies or the interpretation thereof, or any change of the attitude of the competent authorities; (F) the failure to meet any projections or budgets; or (G) the matters listed on Schedule 2.6.
          (h) “Confidential Information” means all non-public, confidential and proprietary information (irrespective of the manner in which such information is communicated, transmitted, or stored) obtained by or on behalf of VisionChina or the Company from the Company or VisionChina, as the case may be, or its or their respective Representatives, including but not limited to any and all information obtained in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and information relating to the provisions and subject matter of, and negotiations leading to, this Agreement, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by VisionChina or the Company, as the case may be, (ii) was or becomes available to VisionChina or the Company, as the case may be, on a non-confidential basis prior to disclosure by the Company or VisionChina, as the case may be, or (iii) was or becomes available to VisionChina or the Company, as the case may be, from a source other than the Company or VisionChina, as the case may be, or any of its or their respective Representatives; provided, that such source is not known by VisionChina or the Company, as the case may be, (i) to be bound by a confidentiality agreement with the Company or VisionChina, as the case may be or (ii) to be prohibited from making such disclosure by any other contractual, legal, or fiduciary obligation to the Company or VisionChina, as the case may be.
          (i) “Confidentiality Agreement” means the Confidentiality Agreement, dated September 29, 2009, between the Company and VisionChina.
          (j) “Commission” means the U.S. Securities Exchange Commission.
          (k) “Contract” means any contract, plan, undertaking, understanding, agreement, license, sublicense, consent, lease, note, bond, indenture, permit, franchise, instrument, mortgage or other binding commitment or obligation, whether written or oral.
          (l) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of shares, as trustee or executor, by Contract or credit arrangement or otherwise.
          (m) “Court” means any court or arbitration tribunal of any domestic state, or any foreign country, and any political subdivision or agency thereof.
          (n) “Employment Agreements” means, collectively, the Key Company Employee Employment Agreements and the General Employment Agreements.
          (o) “Encumbrance” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term “Encumbrance” shall not include (i) statutory liens for Taxes, which are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.
          (p) “Environmental Claim” means any written notice, claim, demand, action, suit, complaint, or proceeding by any person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) under any Environmental Laws.
          (q) “Environmental Laws” means all Laws in effect at the date of this Agreement relating to protection of the environment.
          (r) “External Auditor” means Ernst & Young.
          (s) “GAAP” means generally accepted accounting principles and practices in United States as in effect from time to time.
          (t) “Gobi” means Gobi Partners, Inc., Gobi Fund, Inc. and Gobi Fund II, L.P.
          (u) “Government Official” means any official, director, politician, employee or other similar Persons acting in an official capacity for any Governmental Authority or any political party or official thereof or to any candidate for political office.
          (v) “Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, municipal, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).
          (w) “Governmental Authorization” means (i) any approval, consent, exemption, waiver or other authorization of, or filing or registration with, any Governmental Authority in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, whether or not a condition, obligation or order is imposed upon or issued to the party seeking the relevant Governmental Authorization, its Affiliates, or any Group Company, and (ii) expiration of any and all waiting periods imposed by applicable Law in respect of such matter.
          (x) “Governmental Order” means any temporary, preliminary or permanent order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          (y) “Group Companies” means the Company, the Subsidiaries, the Affiliates of the Company (other than the Subsidiaries) and any Person that is not a natural person and that is controlled by a Group Company.

          (z) “Hazardous Materials” means all materials defined as “hazardous substances” or “hazardous wastes,” toxic, pollutant, contaminant or words of similar meaning or effect, or any other term of similar import under any Environmental Law, including petroleum, asbestos, and polychlorinated biphenyls.
          (aa) “Indebtedness” means (i) all indebtedness (whether or not contingent) for borrowed money, (ii) all obligations (contingent or otherwise) for the deferred purchase price of assets, property or services (other than current trade payables incurred in the ordinary course of business), (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property, (v) all obligations under capital leases, (vi) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (vii) all obligations under any currency, interest rate or other hedge or derivative agreement or any other hedging or derivative arrangement, (viii) all direct or indirect guarantee, support or keep well obligations in respect of obligations of the kind referred to in clauses (i) through (vii) above, and (ix) all obligations of the kind referred to in clauses (i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and Contract rights) owned by the Company or its Subsidiaries, whether or not the Company or any Subsidiary has assumed or become liable for the payment of such obligation.
          (bb) “Intellectual Property” means all PRC and foreign intellectual property, including, without limitation, all (i) trademarks, service marks, trade names, brand names, corporate names, URLs, Internet domain names, slogans, logos, trade dress and other source indicators, together with all goodwill of any business symbolized thereby; (ii) patents, inventions, discoveries, processes, designs, techniques, developments, technology, formulae, know-how and show-how; (iii) copyrights and works of authorship in any media (including Internet site content, Software, advertising and promotional materials) and (iv) trade secrets and other confidential or proprietary information, current and potential customer, client and user lists and data, analyses and research.
          (cc) “Knowledge” means (i) in the case of the Company, the actual knowledge after due inquiry of Thomas Tsao, Terrence Tong, Jin Jiping or Li Wing Chung Nora and (ii) in the case of any other Person, the actual knowledge after due inquiry of such Person if such Person is a natural person, or otherwise, the directors or officers of such Person.
          (dd) “Law” means all laws, statutes, ordinances, directives, Regulations and similar mandates of any Governmental Authority, including all Orders of Courts having the effect of law in each such jurisdiction.
          (ee) “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due or asserted or unasserted).
          (ff) “Litigation” means any claim, suit, case, action, arbitration, cause of action, complaint, allegation, criminal prosecution, investigation, demand letter, or proceeding,

whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.
          (gg) “Oak” means Oak Investment Partners XII, Limited Partnership.
          (hh) “Order” means any judgment, order, award, stipulation, decision, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.
          (ii) “Ordinary Shares” means the Ordinary Shares, par value US$0.01 per share of the Company.
          (jj) “Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group.
          (kk) “Preference A Shares” means the Preference A Shares, par value US$0.01 per share, of the Company.
          (ll) “Preference B Shares” means the Preference B Shares, par value US$0.01 per share, of the Company.
          (mm) “Preference C Shares” means the Preference C Shares, par value US$0.01 per share, of the Company.
          (nn) “Regulation” means any rule, regulation, policy, promulgation or interpretation of any Governmental Authority having the effect of law.
          (oo) “Related Party” means an Affiliate of the Company, any DMG Shareholder or any Affiliate of a DMG Shareholder, including any directors, officers and record or beneficial owners of any of the foregoing and any immediate family members of such directors, officers or record or beneficial owners.
          (pp) “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          (qq) “Software” means any and all computer programs, software and applications and related algorithms, models and methodologies, source code and object code, flow charts, descriptions and documentation, databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise and all documentation and other works of authorship relating to any of the foregoing.
          (rr) “Structure Agreements” means, collectively, the Contracts and instruments, a list of which is attached hereto as Schedule 2.18, which enable the Company to control and consolidate with its financial statements each Group Company and its Affiliates in respect of which at least a majority of the equity is not directly held but is controlled by the Company.

          (ss) “Subsidiary” or “Subsidiaries” of a Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, directly or indirectly, greater than 50% of the shares or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or other governing body of a corporation, partnership, joint venture, limited liability company or other legal entity.
          (tt) “Systems” means servers, systems, websites, circuits, networks and other computer and telecom assets and equipment.
          (uu) “Tax” or “Taxes” means any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, environmental, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of the same or similar nature, together with any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority in accordance with applicable Law.
          (vv) “Tax Return” means any return, report or statement required by applicable Law to be filed by any Group Company with any Taxing Authority, showing Taxes or used to pay Taxes, including any schedules or attachments thereto or amendment thereof, including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
          (ww) “Taxing Authority” means, with respect to any Tax, the government entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
          (xx) “Transaction Expenses” means, (A) with respect to the Company, any and all third party expenses (including the expenses of the Shareholder Representative in excess of the Expense Fund Amount, and the expenses of financial advisors, attorneys, accountants and other advisors) incurred by the Company or any other member of the Group Companies on or prior to Closing in connection with the transactions contemplated by this Agreement and the Ancillary Documents, and, (B) with respect to VisionChina, any and all third party expenses (including the expenses of financial advisors, attorneys, accountants and other advisors) incurred by VisionChina and its Affiliates on or prior to Closing in connection with the transactions contemplated by this Agreement and the Ancillary Documents.
          (yy) “VisionChina Material Adverse Effect” means any change, event, circumstance or effect, which individually or in the aggregate, has had a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or results of operations of VisionChina and its Subsidiaries (including, without limitation, Vision Best and Digital Value) taken as a whole, or (ii) the ability of VisionChina or any Affiliate of VisionChina to timely perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that “VisionChina Material Adverse Effect” shall not include, alone or in combination, the effect of any change, event, circumstance or effect caused by: (A) changes in general PRC economic conditions or general economic conditions in any other state or country where the business of VisionChina and its Subsidiaries as currently operated is conducted; (B) changes to the economic conditions affecting the industries in which the business of VisionChina and its Subsidiaries as currently operated is conducted; (C) any natural disaster or any acts of terrorism, sabotage, military action or ware (whether or not declared) or any escalation or worsening thereof; (D) changes related to or arising from the compliance with the terms of, or any action take pursuant to, this Agreement or any failures to take any action which is prohibited by this Agreement or such other changes or events to which the Company or the Participating DMG Shareholders have expressly consented in writing pursuant to the terms of this Agreement; (E) changes in accounting requirements or principles or any change in applicable laws or policies or the interpretation thereof, or any change of the attitude of the competent authorities; (F) the failure to meet any projections or budgets.
          Section 8.4. Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “herein” and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. Except as otherwise specifically provided herein, the word “material,” when used in reference to any party’s representations, warranties or covenants, shall mean material in relation to such party. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
          Section 8.5. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
          Section 8.6. Entire Agreement. This Agreement and the Ancillary Documents (including all exhibits and schedules hereto and thereto) constitute the entire agreement and supersede all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.
          Section 8.7. No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise by any party hereto without the prior written consent of (i) VisionChina, Vision Best or Digital Value, in the case of assignment by the Company or (ii) the Shareholder Representative, in the case of assignment by VisionChina, Vision Best or Digital Value, provided, that VisionChina, Vision Best and Digital Value may assign their rights, interests and obligations to any Affiliate;

provided further, that VisionChina shall remain liable for the performance of all payment and other obligations hereunder.
          Section 8.8. Parties in Interest. Subject to Section 8.7, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and each of their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, other than the Indemnified Persons and the Escrow Agent, to the extent set forth in Article VII, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
          Section 8.9. Fees and Expenses. The Participating Shareholders shall bear their own fees and expenses and the Transaction Expenses of the Company except for the fees and expenses of Ernst & Young in connection with the review of the Management Accounts in accordance with SAS 100 (Interim Financial Reports) pursuant to Section 4.14 which shall be borne by VisionChina, whether or not the transactions contemplated hereby and in the Ancillary Documents are consummated. VisionChina shall bear its own Transaction Expenses, whether or not the transactions contemplated hereby and the Ancillary Documents are consummated.
          Section 8.10. Amendments. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by VisionChina, Vision Best, Digital Value, the Company and the Shareholder Representative.
          Section 8.11. Waivers; Remedies Cumulative. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by VisionChina if VisionChina, Vision Best or Digital Value are entitled to the benefits thereof or the Company and the Shareholder Representative if the Company and the Participating DMG Shareholders are entitled to the benefits thereof. Any waiver of any of the terms and conditions of this Agreement by VisionChina, the Company or the Shareholder Representative shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.
          Section 8.12. Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.
          Section 8.13. Governing Law; Enforcement. This Agreement shall be governed by and construed under the laws of the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby and hereby irrevocably waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.
          Section 8.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VISIONCHINA MEDIA INC.
By:	/s/ Limin Li
	Name:	Limin Li
	Title:	Chairman and Chief Executive Officer

VISION BEST LIMITED
By:	/s/ Limin Li
	Name:	Limin Li
	Title:	Director

DIGITAL VALUE HOLDINGS LIMITED
By:	/s/ Limin Li
	Name:	Limin Li
	Title:	Director

DIGITAL MEDIA GROUP COMPANY LIMITED
By:	/s/ Thomas Gai Tei Tsao
	Name:	Thomas Gai Tei Tsao
	Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as Shareholder Representative
By:	/s/ Paul Koenig
	Name:	Paul Koenig
	Title:	Manager